UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 240.14a-12
HCA Healthcare, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2024

Proxy Statement for Annual Meeting of Stockholders

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 25, 2024

Dear Stockholder:

On Thursday, April 25, 2024, HCA Healthcare, Inc. will hold its annual meeting of stockholders in a virtual meeting format only, via live webcast. The meeting will begin at 2:00 p.m. (CDT) and is being held for the following purposes:

1.

To elect ten nominees for director of the Company, nominated by the Board of Directors, with each director to serve until the 2025 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024;

3.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

4.	To conduct an advisory (non-binding) vote to approve the frequency of future say-on-pay votes;

5.	To consider and vote upon a stockholder proposal regarding a report on risk mitigation regarding state restrictions for emergency abortions;

6.	To consider and vote upon a stockholder proposal regarding a report on patient feedback regarding quality of care;

7.	To consider and vote upon a stockholder proposal regarding a report on maternal health outcomes; and

8.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders that owned our common stock at the close of business on February 26, 2024 are entitled to notice of and may vote at this meeting.

References to “HCA,” “HCA Healthcare,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HCA Healthcare, Inc. and its applicable affiliates unless otherwise indicated.

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE PRIOR TO THE VIRTUAL ANNUAL MEETING OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING AND WISH TO VOTE YOUR SHARES DURING THE MEETING, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

John M. Franck II Vice President — Legal and Corporate Secretary

Nashville, Tennessee

March 15, 2024

Proxy Statement for Annual Meeting of Stockholders

to be held on April 25, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON THURSDAY, APRIL 25, 2024

The Company’s Proxy Statement and 2023 Annual Report to Stockholders are available on our website at www.hcahealthcare.com. Additionally, and in accordance with Securities and Exchange Commission Rules, you may access our proxy materials, including the Company’s Proxy Statement, form of Proxy Card and 2023 Annual Report to Stockholders, at https://materials.proxyvote.com/40412C.

Certain statements contained in this proxy statement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical or current facts, including statements regarding our environmental and other corporate responsibility and sustainability plans and objectives, made in this document are forward-looking. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” and similar expressions or future or conditional tense verbs such as “will,” “may,” “might,” “should,” “would,” “could” and “working” to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2023 Annual Report on Form 10-K and subsequent Securities and Exchange Commission filings. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

QUESTIONS AND ANSWERS

1.	Q: WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

A: This proxy statement was first mailed or made available to stockholders on or about March 15, 2024. Our 2023 Annual Report to Stockholders is being mailed or made available with this proxy statement. The 2023 Annual Report to Stockholders is not part of the proxy solicitation materials.

2.	Q: WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A: Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to our proxy materials and 2023 Annual Report to Stockholders over the Internet. Accordingly, we are sending to our stockholders of record and beneficial owners a notice of Internet availability of the proxy materials (“Internet Notice”) instead of sending a paper copy of the proxy materials and 2023 Annual Report to Stockholders. All stockholders receiving the Internet Notice will have the ability to access the proxy materials and 2023 Annual Report to Stockholders on a website referenced in the Internet Notice or to request a printed set of the proxy materials and 2023 Annual Report to Stockholders. Instructions on how to access the proxy materials and 2023 Annual Report to Stockholders over the Internet or to request a printed copy may be found in the Internet Notice and in this proxy statement. In addition, the Internet Notice contains instructions on how you may request to receive our proxy materials and 2023 Annual Report to Stockholders in printed form by mail or electronically on an ongoing basis.

3.	Q: WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A: At the annual meeting, stockholders will act upon the following matters outlined in the notice of meeting on the cover page of this proxy statement: (i) the election of each of the directors nominated by the Board of Directors; (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024; (iii) an advisory resolution to approve our executive compensation as described in this proxy statement (“say-on-pay”); (iv) an advisory vote on the frequency of future say-on-pay votes; (v) the consideration and vote upon a stockholder proposal regarding a report on risk mitigation regarding state restrictions for emergency abortions, if properly presented; (vi) the consideration and vote upon a stockholder proposal regarding a report on patient feedback regarding quality of care, if properly presented; and (vii) the consideration and vote upon a stockholder proposal regarding a report on maternal health outcomes, if properly presented.

In addition, following the formal business of the meeting, our management team will be available to respond to questions pertinent to company matters from our stockholders. We will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to edit inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business or are otherwise out of order or not suitable for the conduct of the virtual annual meeting. If we receive substantially similar questions, we may group questions together and provide a single response to avoid repetition.

4.	Q: WHO MAY ATTEND THE VIRTUAL ANNUAL MEETING?

A: Stockholders of record as of the close of business on February 26, 2024, or their duly appointed proxies, may attend the virtual annual meeting. The annual meeting will commence at 2:00 p.m. (CDT).

5.	Q: WHERE WILL THE ANNUAL MEETING BE HELD?

A: The annual meeting will be held in a virtual meeting format only, via live webcast. You will not be able to physically attend the annual meeting in person. The virtual annual meeting will be held at www.virtualshareholdermeeting.com/HCA2024. To attend and be able to vote and ask questions during the annual meeting, you must enter the 16-digit control number found on your proxy card or notice you previously received. Online access to the webcast will open approximately 15 minutes prior to the start of the annual meeting to allow time for you to log in and test your system. If you experience technical difficulties during the check-in process or during the meeting, please call 1-844-986-0822 (toll free) or 303-562-9302 (international) for assistance.

In the event of technical difficulties with the annual meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/HCA2024. If necessary, the announcement will provide updated information regarding the date, time and location of the annual meeting. Any updated information regarding the annual meeting will also be posted on the Investor Relations section of the Company’s website.

6.	Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A: Only stockholders of record as of the close of business on February 26, 2024 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 264,485,460 shares of our common stock outstanding. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

7.	Q: WHO IS SOLICITING MY VOTE?

A: The Company’s Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at the 2024 annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. In addition, we have retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $18,000 plus associated costs and expenses. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

8.	Q: ON WHAT MAY I VOTE?

A: You may vote on (i) the election of directors nominated to serve on our Board of Directors; (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024; (iii) the advisory say-on-pay resolution to approve our executive compensation; (iv) the advisory vote on the frequency of future say-on-pay votes; (v) the stockholder proposal regarding a report on risk mitigation regarding state restrictions for emergency abortions, if properly presented; (vi) the stockholder proposal regarding a report on patient feedback regarding quality of care, if properly presented; and (vii) the stockholder proposal regarding a report on maternal health outcomes, if properly presented.

9.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A: The Board unanimously recommends that you vote as follows:

•	FOR each of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024;

•	FOR the advisory say-on-pay resolution to approve our executive compensation;

•	ONE YEAR for the advisory vote on the frequency of future say-on-pay votes;

•	AGAINST the stockholder proposal regarding a report on risk mitigation regarding state restrictions for emergency abortions;

•	AGAINST the stockholder proposal regarding a report on patient feedback regarding quality of care; and

•	AGAINST the stockholder proposal regarding a report on maternal health outcomes.

10.	Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A: It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of, among other matters, permitting dissemination of information regarding material developments relating to any of the proposals or soliciting additional proxies in favor of the approval of any of the proposals, the persons named on the accompanying Proxy Card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

11.	Q: HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A: You may vote during the annual meeting by following the instructions available on the meeting website during the meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, over the Internet, or by telephone. Although we offer four different voting methods, we encourage you to vote prior to the annual meeting over the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the virtual annual meeting, so that the vote count will not be delayed. Voting prior to the annual meeting over the Internet or by telephone both provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you choose to vote your shares prior to the annual meeting over the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet Prior to the Annual Meeting:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and return it to the address indicated on the Proxy Card. If you received an Internet Notice instead of a paper copy of the proxy materials and 2023 Annual Report to Stockholders, you should follow the voting instructions set forth in the Internet Notice.

Internet and telephone voting options are available until 11:59 p.m. (ET) on April 24, 2024 for shares held directly.

You have the right to revoke your proxy at any time before the meeting by: (i) notifying our Corporate Secretary in writing at One Park Plaza, Nashville, Tennessee 37203; (ii) voting during the virtual annual meeting by following the instructions available on the virtual meeting website; (iii) submitting a later-dated Proxy Card; (iv) submitting another vote by telephone or over the Internet; or (v) if applicable, submitting new voting instructions to your broker or nominee. If you have questions about how to vote or revoke your proxy, you should contact our Corporate Secretary at One Park Plaza, Nashville, Tennessee 37203. For shares held in street name, refer to Question 12.

12.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A: If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

13.	Q: WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A: Since Proposal 1 in this proxy statement is in respect of an uncontested director election, Proposal 1 requires the affirmative vote of a majority of the votes cast at the annual meeting to elect a nominee, which means that a nominee will be elected only if the number of shares voted “for” that nominee exceeds the number of shares voted “against” that nominee. Accordingly, each nominee receiving a greater number of shares voted “for” such nominee than “against” such nominee shall be elected as a director. If an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such director shall tender his or her resignation to the Board of Directors, which resignation shall be contingent upon acceptance thereof by the Board of Directors. If a nominee who is not an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such nominee will not be elected to the Board of Directors. In the event there is a contested director election, director nominees must receive affirmative votes from a plurality of the votes cast at the annual meeting to be elected. This means that the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote will be elected as directors.

14.	Q: WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A: Ratification of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024 must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Advisory Say-On-Pay Resolution: The advisory say-on-pay resolution to approve our executive compensation must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved. Because your vote is advisory, it will not be binding on the Company, the Board of Directors or our Compensation Committee. Although non-binding, our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Frequency of Say-On-Pay Advisory Vote: With respect to the advisory vote on the frequency of future say-on-pay votes, the frequency receiving the greatest number of votes of shares present in person or represented by proxy at the virtual annual meeting and entitled to vote — every one year, every two years, or every three years — will be the frequency that stockholders approve. Because your vote is advisory, it will not be binding on the Company, the Board of Directors or our Compensation Committee. Although non-binding, the Board will review and consider the voting results when making future decisions regarding the frequency of the advisory vote on executive compensation.

Stockholder Proposal Regarding a Report on Risk Mitigation Regarding State Restrictions for Emergency Abortions: The stockholder proposal regarding a report on risk mitigation regarding state restrictions for emergency abortions, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Stockholder Proposal Regarding a Report on Patient Feedback Regarding Quality of Care: The stockholder proposal regarding a report on patient feedback regarding quality of care, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Stockholder Proposal Regarding a Report on Maternal Health Outcomes: The stockholder proposal regarding a report on maternal health outcomes, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

15.	Q: WHAT CONSTITUTES A “QUORUM”?

A: The presence at the virtual annual meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

16.	Q: WHAT IF I ABSTAIN FROM VOTING?

A: If you attend the virtual annual meeting or send in your signed Proxy Card or vote by telephone or over the Internet prior to the annual meeting, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome. If you abstain from voting on Proposals 2, 3, 5, 6 or 7, your abstention will have the same legal effect as a vote against these proposals. If you abstain from voting on Proposal 4, your abstention will not be counted as expressing any preference with regards to Proposal 4.

17.	Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A: If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone or over the Internet prior to the annual meeting, your shares will not be voted at the annual meeting unless you vote during the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to EQ Shareowner Services at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100 or by telephone at 1-800-468-9716 (domestic) or 1-651-450-4064 (outside the U.S.). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under New York Stock Exchange (“NYSE”) rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter, and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. Proposals 1, 3, 4, 5, 6 and 7 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owner of the shares.

18.	Q: WHAT IS A “BROKER NON-VOTE”?

A: Under NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a Proxy Card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

19.	Q: WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A: Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal, other than Proposal 2.

20.	Q: WHO WILL COUNT THE VOTES?

A: Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the annual meeting.

21.	Q: CAN I PARTICIPATE IF I AM UNABLE TO ATTEND THE VIRTUAL ANNUAL MEETING?

A: If you are unable to attend the virtual annual meeting, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet prior to the annual meeting.

22.	Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A: We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports we file with the SEC are publicly available when filed. Please refer to Question 25 for additional information.

23.	Q: WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY MATERIALS FOR THE NEXT ANNUAL MEETING?

A: Any stockholder proposal must be submitted in writing to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, prior to the close of business on November 15, 2024, to be considered timely for inclusion in next year’s proxy statement and form of proxy. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations for next year’s proxy statement and form of proxy must be submitted to the Corporate Secretary at the address specified above no earlier than October 16, 2024 and no later than November 15, 2024; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of this year’s meeting, or (B) no annual meeting is held this year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first. The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

24.	Q: WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?

A: Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than 90 nor more than 120 days before the date of the first anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the Corporate Governance portion of our website, www.hcahealthcare.com.

In addition to satisfying the advance notice requirements in our bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 25, 2025.

25.	Q: HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

A: We will provide copies of this proxy statement and our 2023 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2023, without charge to any stockholder who makes a written request to our Investor Relations Department at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of the Company’s website at www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.

26.	Q: HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A: The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Internet Notice or proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our Internet Notice or proxy materials by delivering a single Internet Notice or proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, or us, that they, or we, will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Internet Notice or proxy statement and annual report, or if you are receiving multiple copies of the Internet Notice or proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, or by calling our Corporate Secretary at (615) 344-9551. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

COMPANY SUMMARY

HCA Healthcare, Inc. is one of the leading health care services companies in the United States. As of December 31, 2023, we operated 186 hospitals, comprised of 178 general, acute care hospitals; six behavioral hospitals; and two rehabilitation hospitals. We also operate numerous outpatient health care facilities, which include freestanding surgery centers, freestanding emergency care facilities, urgent care facilities, walk-in clinics, diagnostic and imaging centers, radiation and oncology therapy centers, comprehensive rehabilitation and physical therapy centers, physician practices, home health, hospice, outpatient physical therapy home and community-based services providers, and various other facilities. Our facilities are located in 20 states and England.

HCA Healthcare Hospitals

Our other sites of care

Our common stock is traded on the NYSE (symbol “HCA”). Through our predecessors, we commenced operations in 1968. HCA Healthcare, Inc. was incorporated in Delaware in October 2010. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551.

CORPORATE GOVERNANCE

We are committed to employing strong corporate governance practices, which we have enhanced over time, and believe that our existing corporate governance practices empower stockholders and promote accountability.

Key Practices and Policies

Board of Directors

•	Majority of directors are independent

•	All members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent

•	Annual election of all directors

•	Our current Board structure separates the positions of Chair of the Board and CEO

•	Share ownership guidelines of five times the value of the annual cash retainer within five years for each non-management director

•	Our directors may serve on no more than four other public company boards

Stockholder Rights

•	Proxy Access right for stockholders of at least 3% of stock for three years

•	Stockholders’ right to call a special meeting

•	No supermajority provisions in our certificate of incorporation or bylaws

•	No dual-class shareholdings (one share, one vote)

•	No stockholder rights plan or poison pill

Governance

•	Board oversight of enterprise-wide risk management processes

•	Board oversight of corporate social responsibility and sustainability matters

•	Nominating and Corporate Governance Committee: corporate governance, social responsibility and community interests, including political activities and lobbying

•	Audit and Compliance Committee: environmental and sustainability issues

•

Compensation Committee: human capital management strategies and policies, including with respect to workplace culture, employee relations, diversity and inclusion initiatives, pay equity and workplace safety

•	Patient Safety and Quality of Care Committee: patient safety, quality of care and equity of patient care

•	Audit and Compliance Committee periodically reviews the Company’s information security programs, including cybersecurity and procedures regarding disaster recovery and critical business continuity

•	Publicly disclose political contributions and public advocacy efforts and the contributions of our federal and state political action committees

•	Board supports and participates in our stockholder outreach activities and has responded to stockholder input

Director Independence. Our Board of Directors currently consists of ten directors. NYSE listing standards require that a majority of our directors be independent in accordance with the independence requirements set forth in such listing standards. In addition, our Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee must be composed solely of independent directors to comply with such listing standards and, in the case of our Audit and Compliance Committee, with SEC rules.

Our Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com. The Board first analyzes whether any director has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. Management then provides the Board with relevant known facts and circumstances, and their analysis thereof, of any relationship of a director to HCA or to our management that does not fall within the parameters set forth in the Board’s separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards).

Our Board of Directors has affirmatively determined that Meg G. Crofton, Robert J. Dennis, Nancy-Ann DeParle, Hugh F. Johnston, Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith are independent from our management under both the NYSE’s listing standards and our additional standards. The Board has also affirmatively determined that Messrs. Johnston and Michelson, Dr. Riley and Ms. Smith, the members of our Audit and Compliance Committee, meet the independence requirements of Rule 10A-3 of the Exchange Act. Any relationships between an independent director and HCA or our management fell within the Board-adopted categorical standards and, accordingly, were not specifically reviewed by our Board.

On November 17, 2006, a predecessor entity, HCA Inc., was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (each, a “Sponsor”) and affiliates of HCA founder Dr. Thomas F. Frist, Jr. (the “Frist Entities,” and together with the Sponsors, the “Investors”) and by members of management and certain other investors (the “Merger”). In connection with the Merger, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Hercules Holding II (f/k/a Hercules Holding II, LLC) (“Hercules Holding”) and the Investors which, among other things, currently provides for certain rights of the Frist Entities to nominate two members of our Board of Directors. See “Directors” and “Certain Relationships and Related Person Transactions.”

Executive Sessions. Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present and must so meet at least annually. In addition, at least annually the independent directors shall meet in separate executive session. Mr. Thomas F. Frist III, the Chairman of our Board of Directors, presides over meetings of the non-management directors, and Mr. Michelson serves as the independent presiding director. Our Corporate Governance Guidelines also provide that the independent and/or non-management directors shall be entitled, acting as a group by vote of a majority of such independent and/or non-management directors, to retain legal counsel, accountants, health care consultants, or other experts, at the Company’s expense, to advise the independent and/or non-management directors concerning issues arising in the exercise of their functions and powers.

Criteria for Director Nomination. Our Nominating and Corporate Governance Committee recommends to the Board persons to be nominated to serve as directors of the Company. When determining whether to nominate a current director to stand for reelection as a director, the Nominating and Corporate Governance Committee reviews and considers the performance of such director during the prior year using performance criteria established by the Board. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders’ agreement in existence which governs the composition requirements of the Company’s Board of Directors. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee assesses a candidate’s independence, as well as the candidate’s background and experience, current board skill needs and diversity. The Nominating and Corporate Governance Committee considers any candidates proposed by any senior executive officer, director or stockholder, consistent with applicable law, the Company’s certificate of incorporation and bylaws, the criteria set forth in our Corporate Governance Guidelines and the requirements of any stockholders’ agreement in existence.

Individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings, be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of their director duties.

In addition, each director should contribute knowledge, experience, or skill in at least one area that is important to the Company. To provide such a contribution to the Company, a director must possess experience in one or more of the following:

•	Business or management for complex and large consolidated companies or other complex and large institutions;
•	Accounting or finance for complex and large consolidated companies or other complex and large institutions;
•	Leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;
•	The health care industry; and
•	Other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.

Each director must also take reasonable steps to keep informed on the complex, rapidly evolving health care environment. The Board encourages formal continuing education, and the Company will reimburse directors for reasonable expenses incurred in connection with participation in accredited director education programs. Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting re-nomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.

Our 10 Board nominees represent a robust combination of experience, perspective and expertise to enable the Board to provide effective oversight and guidance to the Company

• Healthcare and Pharmaceutical

• Corporate Finance and Accounting

• Chief Executive Officer Experience

• Human Capital Management

• Investor Experience

• Consumer and Hospitality

• Payer and Reimbursement

• Patient Care Experience • Operational Experience • Legal and Regulatory • Public Company Board Experience • Government Experience • Academia • International Experience

Board Diversity. We value diversity and endeavor to have a Board representing diverse experience at policy-making levels in business, education or other areas that are relevant to the Company’s business. Our Corporate Governance Guidelines provide that the initial pool of candidates from which the Nominating and Corporate Governance Committee recommends nominees should include qualified female and racially/ethnically diverse candidates, and any third-party search firm that the Nominating and Corporate Governance Committee engages to identify such candidates shall be requested to include qualified female and racially/ethnically diverse candidates in such initial pool. Four out of 10 (40%) of our Board nominees are diverse based on gender or race/ethnicity.

Racial/Ethnic Diversity	Gender Diversity

Board Tenure. Our Company seeks to have a well-balanced mix of tenure on our Board. Our longest tenured directors are members of the Company’s founding family, representing the third generation of Frist family members to have served on our Board and highlighting the family’s commitment to the long-term success of our Company. The average tenure of our director nominees is approximately 8.6 years, bringing a valuable mix of Company knowledge, fresh perspectives and industry insights to the Board.

We do not have term limits for our directors. All directors are elected for one-year terms without staggered terms, and each year, all directors must be nominated and stand for election for another year. However, our Corporate Governance Guidelines provide that no person shall be nominated to the Board who has attained the age of 75 or more on or before the first day of the proposed term of office. Under certain special circumstances, the Board may make an exception to this retirement policy.

Stockholder Nominees. Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide a timely notice of their proposal in writing and otherwise in proper form to the Corporate Secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed to or received at our principal executive offices, addressed to the Corporate Secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice. Our bylaws require that stockholders comply with the procedural and disclosure requirements set forth therein in connection with nominating candidates for election as directors and soliciting proxies or votes in support therefor.

The Company has also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the directors then in office. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations for next year’s proxy statement and form of proxy must be submitted to the Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first.

The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

Board Leadership Structure. The Board of Directors regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by the Board of Directors retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board of Directors, or whether the roles should be separated. The Board of Directors believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company. Accordingly, at different points in the Company’s history, the Chief Executive Officer and Chairman of the Board of Directors roles have been held by the same person. At other times, the roles have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s stockholders, based on the circumstances at the time.

The Board of Directors has appointed Thomas F. Frist III to serve as Chairman and Mr. Michelson to serve as the independent presiding director of the Board of Directors. Mr. Frist III is the son of HCA founder Dr. Thomas F. Frist, Jr. Mr. Frist III has been a member of the Board of Directors since 2006; he, along with certain other members of his family, collectively own approximately 26% of our common stock.

As Chairman, Mr. Frist III leads the activities of the Board of Directors, including calling meetings of the Board and non-management directors, as necessary, setting the agenda for Board meetings in consultation with the CEO, chairing executive sessions of the non-management directors, engaging with stockholders as appropriate, and acting as an advisor to Mr. Hazen on strategic aspects of the CEO role, with regular consultations on major developments and decisions. The Board believes that this leadership structure is appropriate given Mr. Frist III’s experience, historical association with HCA and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues, including with respect to risk oversight, and helps the Company operate in the long-term interests of stockholders.

Consistent with our commitment to good governance, and as further described above, non-management directors meet at regularly scheduled executive sessions, which typically occur at regularly scheduled Board meetings, without any member of management present. In addition, at least annually the independent directors meet in separate executive session. Our Board believes its current leadership structure effectively allocates authority, responsibility, and oversight between management and the non-management and independent members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chairman, coupled with strong independent director leadership in the form of an independent presiding director, facilitates our Board’s independent oversight of management, promotes communication between management and our Board, engages with stockholders and leads our Board’s consideration of key governance matters. We plan to continue to examine our corporate governance policies and leadership structure on an ongoing basis to ensure that they continue to meet the Company’s needs.

Board’s Role in Risk Oversight. Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a company. The involvement of the full Board of Directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by our enterprise risk management team in collaboration with our internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and to the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company (including cybersecurity risk) by conducting surveys and interviews of our employees and directors, soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how we manage these risks both on an annual and ongoing basis. Members of senior management attend the quarterly Board meetings, as appropriate, and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk.

Key Areas in which Committees Assist in Risk Oversight Responsibilities
Audit and Compliance Committee

• Financial and enterprise risk exposures, including internal controls and cybersecurity risk

• Our policies with respect to risk assessment and risk

• Compliance with applicable laws and regulations

• Environmental and sustainability issues

• The Company Code of Conduct and related Company policies and procedures, including the Corporate Ethics and Compliance Program

Compensation Committee	• Management of risks arising from our human capital and compensation policies and programs
Finance and Investments Committee	• The Company’s financial structure, investment policies and objectives and other matters of a financial and investment nature
Nominating and Corporate Governance Committee	• The Company’s corporate governance, social responsibility, community interests and political activities
Patient Safety and Quality of Care Committee	• Our policies and procedures relating to patient safety, equity of care and the delivery of quality medical care to our patients

Board Meetings and Director Attendance. During 2023, our Board of Directors held seven meetings. All director nominees attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, held during the period for which he or she served as a director. Our policy is to strongly encourage directors to attend the Company’s annual stockholder meetings. Our 2023 annual meeting of stockholders was attended by all directors in service at such time.

Board and Committee Evaluations. Our Nominating and Corporate Governance Committee, acting on behalf of the Board, conducts an annual evaluation of the Board’s performance. This evaluation considers the Board’s contribution as a whole and specifically reviews areas in which the Board and/or senior management believes additional contributions could be made. The purpose of the evaluation is to increase the effectiveness of the Board. In addition, each Board committee, under the oversight of the Nominating and Corporate Governance Committee, conducts an annual evaluation of that committee. These evaluations include a review of the committee’s compliance with its charter and its overall contribution. The results of the annual evaluations are discussed by each committee and the Board as a whole, and the independent presiding director and/or chair of the Nominating and Corporate Governance Committee discuss the results individually with each director.

Board Committees. Our Board of Directors currently has five standing committees: the Audit and Compliance Committee, the Compensation Committee, the Finance and Investments Committee, the Nominating and Corporate Governance Committee and the Patient Safety and Quality of Care Committee. The Board of Directors receives recommendations from the Nominating and Corporate Governance Committee regarding committee composition and determines the members of each committee. The Board of Directors has determined that all members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. The Board of Directors has adopted a written charter for each of these committees. All committee charters are available on the Corporate Governance portion of our website located at www.hcahealthcare.com.

The chart below reflects the current composition of the standing committees, with committee chairs circled.

Name of Director	Audit and Compliance	Compensation	Finance and Investments	Nominating and Corporate Governance	Patient Safety and Quality of Care

Thomas F. Frist III

Samuel N. Hazen*

Meg G. Crofton

Robert J. Dennis

Nancy-Ann DeParle

William R. Frist

Hugh F. Johnston

Michael W. Michelson

Wayne J. Riley, M.D

Andrea B. Smith

*	Indicates management director.

Audit and Compliance Committee. Our Audit and Compliance Committee is composed of Hugh F. Johnston (Chair), Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith. Our Board of Directors has affirmatively determined that each member of the Audit and Compliance Committee meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that each of Hugh F. Johnston, Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith is an “audit committee financial expert.” The Audit and Compliance Committee is responsible for, among other things:

•	Selecting the independent registered public accounting firm;

•	Pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent registered public accounting firm;
•

At least annually, obtaining and reviewing a report of the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;

•	Evaluating the qualifications, performance and independence of the independent registered public accounting firm;
•

Reviewing with the independent registered public accounting firm any difficulties the independent registered public accounting firm encountered during the course of the audit work, including any restrictions in the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters;

•	Setting policies regarding the hiring of current and former employees of the independent registered public accounting firm;
•	Reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	Discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies;
•

Reviewing the Company’s information security programs, including cybersecurity and procedures regarding disaster recovery and critical business continuity and reviewing the Company’s programs and plans that management has established to monitor compliance with information security compliance programs and test preparedness;

•	Discussing policies governing the process by which risk assessment and risk management is to be undertaken;
•	Reviewing reports made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting;
•

Reviewing with the independent registered public accounting firm the internal audit responsibilities, budget and staffing, as well as procedures for implementing recommendations made by the independent registered public accounting firm and any significant matters contained in reports from the internal audit department;

•

Establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of employee concerns regarding questionable accounting and auditing matters;

•	Conducting a reasonable prior review and oversight of certain related party transactions;
•	Discussing with our general counsel any legal or regulatory matters that could reasonably be expected to have a material impact on our business or financial statements;
•

Providing information to our Board that may assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s performance, qualifications, and independence and the performance of the Company’s internal audit function;

•	Preparing the report required by the SEC to be included in our Annual Report on Form 10-K and our proxy or information statement;
•	Overseeing the activities of the Company’s Disclosure Committee; and
•	Reviewing and overseeing the Company’s policies and practices regarding environmental and sustainability issues.

The Audit and Compliance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2023, the Audit and Compliance Committee met 10 times.

Compensation Committee.  Our Compensation Committee is composed of Meg G. Crofton, Robert J. Dennis (Chair) and Michael W. Michelson. Effective at the annual meeting, Andrea B. Smith will become a member of the Compensation Committee. Our Board of Directors has affirmatively determined that each member of the Compensation Committee meets the definition of “independent director” for purposes of the NYSE rules and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs and human capital management strategies and policies. Responsibilities of the Compensation Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;
•	Evaluation process and compensation arrangements for executive management, including the CEO;
•	Design and administration of the annual Executive Officer Performance Excellence Program;
•	Design and administration of our equity incentive plans;
•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);
•	Management succession planning;
•	Any other executive compensation or benefits related items deemed appropriate by the Compensation Committee;
•	Director compensation arrangements; and
•

Human capital management strategies and policies with respect to attracting, developing, retaining and motivating leadership and colleagues, workplace culture, employee relations, diversity and inclusion initiatives, pay equity, and workplace safety.

In addition, the Compensation Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2023, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assist in conducting an assessment of competitive executive and director compensation. Semler Brossy is retained by, and reports directly to, the Compensation Committee. As required under the NYSE listing rules, the Compensation Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including but not limited to those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by work performed by Semler Brossy. A consultant from Semler Brossy attends most of the Compensation Committee meetings and supports the Compensation Committee’s role by providing independent expertise and advice. Semler Brossy’s main responsibilities are to:

•	Review and advise on the Company’s executive compensation programs, including base salaries, short-term and long-term incentives, and other benefits, if any;
•	Review and analyze executive officer compensation data, compensation survey data, and other publicly available data;
•	Review and analyze management prepared market pricing analysis (i.e., review compensation surveys used, job matches, survey weightings, and year-over-year change in analysis results);
•	Prepare director pay assessment; and
•	Advise on current trends in compensation, including design and pay levels.

The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The

Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Directors – Director Compensation” and “Executive Compensation — Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2023, the Compensation Committee met eight times.

Finance and Investments Committee. Our Finance and Investments Committee is composed of Robert J. Dennis, Hugh F. Johnston and Michael W. Michelson (Chair). This committee is responsible for reviewing and considering matters relating to the Company’s financial and investment structure, strategies and policies. The Finance and Investments Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2023, the Finance and Investments Committee met four times.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Robert J. Dennis, Nancy-Ann DeParle (Chair) and Wayne J. Riley, M.D. Our Board of Directors has affirmatively determined that each member of the Nominating and Corporate Governance Committee meets the definition of “independent director” for purposes of the NYSE rules. The Nominating and Corporate Governance Committee is responsible, subject to the requirements of the Stockholders’ Agreement, as applicable, for, among other things: (1) identifying, recruiting and recommending to the Board of Directors individuals qualified to become members of our Board of Directors; (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection; (3) reviewing and recommending corporate governance policies, principles and procedures applicable to the Company; (4) overseeing the Company’s policies and practices regarding corporate governance, social responsibility and community interests; (5) reviewing and considering the Company’s policies and practices regarding political activities, including political contributions and lobbying and (6) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time. The Nominating and Corporate Governance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2023, the Nominating and Corporate Governance Committee met five times.

Patient Safety and Quality of Care Committee. Our Patient Safety and Quality of Care Committee is composed of Meg G. Crofton, Nancy-Ann DeParle, William R. Frist, Wayne J. Riley, M.D. (Chair) and Andrea B. Smith. This committee reviews our policies and procedures relating to the delivery of quality medical care to patients as well as matters concerning or relating to the efforts to advance the quality of health care provided and patient safety and policies and practices for promoting the Company’s commitment to equity of patient care. This committee also reviews, as appropriate, information related to the Company’s quality, clinical risk, patient safety and performance improvement. The Patient Safety and Quality of Care Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2023, the Patient Safety and Quality of Care Committee met four times.

Stockholder Engagement. The Company engages with stockholders throughout the year primarily through regular investor relations meetings and stockholder outreach sessions. The Company views its interactions with stockholders as a two-way dialogue and seeks to provide information and perspective concerning various subjects, such as the Company’s performance, strategy, corporate responsibility, corporate governance, environmental strategy, diversity, quality and equity of care and executive compensation-related matters. The Company also solicits and receives feedback on a regular basis with respect to a broad range of topics of interest to our stockholders.

Additional stockholder and investor outreach typically includes investor road shows, analyst meetings, and investor conferences. We hosted an Investor Day in November 2023 where we provided perspectives on our financial performance, operations and strategies. We also hold conference calls for our quarterly earnings releases which are available in real time and as archived webcasts on our website.

Consistent with prior years, in the first quarter of 2024, the Company extended invitations to meet with our 15 largest stockholders (excluding Hercules Holding II), collectively holding approximately 30 percent of our common stock.

Policy Regarding Communications with the Board of Directors. Stockholders and other interested parties may contact the Board of Directors, a particular director, or the non-management directors or independent directors as a group by sending a letter (signed or anonymous) to: c/o Board of Directors, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary.

We will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations which will be discarded. Our legal department will review the communications received. Concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer it to our internal audit, legal, finance, financial reporting or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our website at www.hcahealthcare.com.

Complaints or concerns about our accounting, internal accounting controls, auditing or other matters may be reported anonymously or otherwise to our legal department or to the Audit and Compliance Committee in any of the following ways:

•	Call the HCA Ethics Line at 1-800-455-1996
•	Write to the Audit and Compliance Committee at: Audit and Compliance Committee Chair, HCA Healthcare, Inc., c/o General Counsel, One Park Plaza, Nashville, TN 37203

All accounting, internal accounting controls, or auditing matters will be reported to the Audit and Compliance Committee on at least a quarterly basis. Depending on the nature of the concern, it also may be referred to our internal audit, legal, finance, financial reporting or other appropriate department. We will treat a complaint or concern about questionable accounting or auditing matters confidentially if requested, except to the extent necessary to protect the Company’s interests or to comply with an applicable law, rule or regulation or order of a judicial or governmental authority.

Our policy prohibits any employee from retaliating or taking any adverse action against anyone who, in good faith, reports or helps to resolve an ethical or legal concern.

Corporate Governance Guidelines. The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size and composition of the Board;
•	Director qualifications and independence;
•	Executive sessions;

•	Director responsibilities, including succession planning;
•	Director orientation and continuing education;
•	Board and committee meetings;
•	Board committees;
•	CEO evaluation;
•	Performance evaluation of the Board and its committees;
•	Director access to officers and employees; and
•	Stockholder communications with the Board.

The Corporate Governance Guidelines are available on the Corporate Governance page of our website at www.hcahealthcare.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our website.

Code of Ethics. We have a Code of Conduct, which is applicable to all our directors, officers and employees (the “Code of Conduct”). The Code of Conduct is available on the Ethics and Compliance and Corporate Governance portion of our website at www.hcahealthcare.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to, or waivers of, our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at these locations on our website or report the same on a Current Report on Form 8-K. Our Code of Conduct is also available free of charge upon request to our Investor Relations Department, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203.

Compensation Committee Interlocks and Insider Participation. During 2023, the Compensation Committee of the Board of Directors was composed of Meg G. Crofton, Robert J. Dennis and Michael W. Michelson. None of the aforementioned members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Delinquent Section 16(a) Reports. Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2023 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a). This belief is based on our review of forms filed and written notice that no other reports were required.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY

The Company’s mission statement — “Above all else, we are committed to the care and improvement of human life.” — guides everything we do, including our dedication to being a responsible and concerned citizen in our communities.

Board Oversight.

       Our Board of Directors and its committees oversee our corporate social responsibility and sustainability activities. HCA Healthcare has formalized the committees’ oversight responsibilities for these matters by documenting the committees’ roles in their respective charters. In particular, our Nominating and Corporate Governance Committee is responsible for overseeing HCA Healthcare’s policies and practices regarding corporate governance, social responsibility and community interests, including political activities. Our Audit and Compliance Committee is responsible for overseeing HCA Healthcare’s policies and practices regarding environmental and sustainability issues. Our Compensation Committee is responsible for overseeing HCA Healthcare’s human capital management strategies and policies, including with respect to workplace culture, employee relations, diversity and inclusion initiatives, pay equity and workplace safety. Finally, our Patient Safety and Quality of Care Committee is responsible for overseeing HCA Healthcare’s policies and practices for promoting its commitment to patient safety, quality of care and equity of patient care.

Patient-Centered Care.

      HCA Healthcare strives to provide high-quality care to our patients during every interaction. In 2023, we had more than 43 million patient encounters, over 9 million emergency room visits and over 212,000 baby deliveries. From our patient encounters, we develop and share best practices across our enterprise to help improve patient care, using evidence-based guidance and tools, measurement, advanced analytics and data science to support safe, effective, efficient and compassionate care.

HCA Healthcare introduced our enterprise-wide Crush the Crisis prescription drug take back day in 2019 to raise awareness of the dangers of prescription drug misuse and the importance of safe and proper disposal of unused or expired medications. Crush the Crisis events align with the Drug Enforcement Administration’s National Prescription Drug Take Back Day and provide a convenient opportunity for the community to safely dispose of medications. HCA Healthcare hosted its fifth annual Crush the Crisis event in October 2023, collecting 13,136 pounds of unused and expired medications. In partnership with local law enforcement agencies, all 15 of our U.S. divisions hosted events, collecting an estimated 9 million doses at 132 collection sites. HCA Healthcare has now collected over 67,500 pounds of medication since 2019.

HCA Healthcare’s Patient Safety Organization (“PSO”) works to improve patient safety and the quality of health care delivery by partnering with clinicians and facility leaders from our patient safety, quality and service line teams. Together, they develop systems and refine processes with the goal of improving the safety of patient care and fostering a culture of safety. In addition, HCA Healthcare’s required Code of Conduct training provides colleagues with guidance each year on the appropriate ethical and legal standards. Our Ethics and Compliance program also promotes reporting ethics or compliance concerns through several mechanisms including our Ethics Line, which is available 24/7 for colleagues to ask questions and report concerns without fear of retaliation.

Fostering an Engaged Workplace and Increasing Access to Health Care.

        HCA Healthcare is committed to creating an environment where everyone has a chance to succeed and grow. It’s embedded in who we are as an organization and guides how we care for our patients, support our colleagues and serve the community.

Across the HCA Healthcare enterprise, we are strategic and intentional in our actions to advance our commitment to fostering a fair and equitable environment for our colleagues by leveraging our educational programs, strengthening our partnerships with community organizations and implementing new initiatives.

Our culture supports the delivery of high-quality care to all patients. In our approximately 2,400 ambulatory sites of care, over 240 languages and dialects are spoken.

In 2023, we gave $620,000 to the University of California, Riverside (“UCR”), a Hispanic Serving Institution (“HSI”) to support five scholarships for students enrolled in the UCR School of Medicine. This gift is part of our larger commitment to give $10 million over three years to Historically Black Colleges and Universities (“HBCUs”) and HSIs. Our commitment to invest $10 million in partnerships with HBCUs and HSIs is intended to create opportunities for future health care leaders to learn and serve in their communities and will hopefully create a stronger, more inclusive health care system and high-quality of care for our patients.

Clinical Research and Innovation.

     HCA Healthcare’s department of Care Transformation and Innovation (“CT&I”) is working to improve health care delivery through the clinically led integration of technology into care. CT&I is distinctive because the team works directly with clinicians to identify opportunities and innovative ideas while testing, measuring and sharing solutions across the enterprise. After speaking with HCA Healthcare nurses, CT&I recognized the need for an automated scheduling and staffing solution that better supports our nursing teams and helps us schedule the right people in the right place at the right time. With the clinician’s voice as its guide, CT&I led the development of TimpaniSM, HCA Healthcare’s scheduling and staffing solution.

In August 2023, HCA Healthcare and Google Cloud announced a collaboration to use generative artificial intelligence (“AI”) technology to assist care teams with time-consuming tasks like documentation. This work is part of a strategic partnership announced in 2021 that includes safeguards to protect patient privacy and the security of data. HCA Healthcare has also established a Responsible AI Program to provide guidance, standards and governance regarding the appropriate use of AI throughout our organization.

Research helps unlock insights to real-world data and treatments to advance patient care. Founded in 2009, the HCA Healthcare Research Institute is the multispecialty clinical research arm of HCA Healthcare focused on advancing therapies for patients through our affiliated network of providers and care sites. Colleagues and clinicians across HCA Healthcare work to leverage our size and scale to support clinical research needs and collaborate with industry partners to advance medicine. In 2023, the HCA Research Institute grew to 36 sites throughout our network and performed more than 500 industry-sponsored trials.

We continued our joint venture with McKesson Corporation, combining the resources and expertise of McKesson’s US Oncology Research and the Sarah Cannon Research Institute.

Additionally, HCA Healthcare continues to collaborate with the Centers for Disease Control and Prevention, Harvard Pilgrim Health Care Institute and the University of California, Irvine, and recently published the results of a multi-state clinical trial designed to identify the best strategy for preventing life-threatening healthcare-associated intensive care unit infections.

Our Colleagues.

      At HCA Healthcare, we believe excellent people make excellence happen. That’s why we provide our approximately 310,000 colleagues with programs, benefits and resources that are designed to support their overall well-being and strive to foster a culture of inclusion that allows colleagues to thrive.

Since launching the Colleague Networks program in 2021, our colleague-led, self-directed voluntary networks have helped strengthen our culture of belonging by facilitating connection, collaboration and celebration among colleagues. We have established networks for Black colleagues, women, young professionals, LGBTQ+ colleagues, Hispanic colleagues, Asian and Pacific Islander colleagues, veterans and colleagues with disabilities, as well as a mental health and wellness network.

HCA Healthcare reports on its diversity and inclusion initiatives annually in its Impact Report. Additionally, HCA Healthcare publicly discloses our EEO-1 Reports. While we are proud of the progress we have made, we are aware there is still more that we can do to cultivate and empower our talented workforce.

In 2023, HCA Healthcare recruited more than 116,500 colleagues, including 37,500 bedside nurses. We also made significant progress with employee retention and reduced turnover through training, issue resolution and targeted investments intended to help colleagues do their best work. We conduct pulse surveys twice a year to gather feedback from colleagues about their experiences.

We are highly committed to cultivating leaders who help support our culture, grow our business and lead the industry. The HCA Healthcare Leadership Institute provides programs for leaders at all levels from supervisory to executive to help develop the capabilities of our current leaders and build our pipeline for the future. The Leadership Institute has graduated more than 21,275 colleagues since its inception in 2014.

HCA Healthcare also offers a student loan assistance program and tuition assistance program for eligible colleagues, and eligible dependents of HCA Healthcare colleagues can receive merit-based higher education scholarships of up to $6,000 a year through the Patricia Frist Memorial Scholarship. Mental wellness programs include Nurse Care, a free and confidential support program and counseling service for hospital-based nurses, and Optum, a partnership that offers colleagues and members of their immediate household free counseling sessions. In 2022, HCA Healthcare formed a new partnership with Progyny, a leading fertility benefits solution, to provide eligible colleagues access to certain treatment coverage, personalized guidance and access to specialists to support paths to parenthood. Through December 2023, the program has supported approximately 4,200 colleagues, and more than 370 children have been welcomed to the HCA Healthcare family.

Our colleagues also care for each other through the HCA Healthcare Hope Fund, a colleague-run, colleague-supported 501(c)(3) charity that helps colleagues and their immediate families when faced with financial hardship due to natural disaster, illness/injury, domestic violence, death of a loved one or other difficult situations. In 2023, the Hope Fund distributed over $11.4 million in assistance to help more than 3,800 HCA Healthcare colleagues and families. The Hope Fund also reached $100 million in grants helping more than 52,000 families since its inception in 2005.

Community Investment.

     Our operations make us a major contributor to local economies and help us create healthier tomorrows for those who live in the communities we serve. HCA Healthcare employs approximately 310,000 colleagues and paid combined payroll and benefits of $29.5 billion in 2023. In 2023, HCA Healthcare provided uncompensated care at an estimated cost of $3.7 billion, and we spent $4.7 billion in capital investment. In 2023, we provided more than $43 million in enterprise giving to community organizations and $16.9 million in colleague giving with HCA Healthcare matching. Our colleagues volunteered more than 180,000 hours, and over 7,300 charitable organizations were supported through donations and volunteering.

During the 2023 holiday season, HCA Healthcare helped stock the shelves at food banks across the country as part of our organization’s Healthy Food for Healthier Tomorrows Food & Nutrition Drive. HCA Healthcare and its colleagues provided more than 1 million nutritious meals, and the HCA Healthcare Foundation provided $175,000 in funds to support the related nonprofit organizations.

In 2023, the HCA Healthcare Foundation continued to support the Healthier Tomorrow Fund, a community impact fund focused on addressing high-priority community needs and advancing health equity. Since inception through the end of 2023, the HCA Healthcare Foundation has contributed over $294 million in grants and matching gifts to more than 500 agencies and organizations, focusing on those that promote health and well-being, education and quality of life.

HCA Healthcare also partners with community leaders like the American Red Cross, March of Dimes, the American Heart Association, Girl Scouts of the USA and EVERFI to support the needs of our communities.

Environmental Responsibility.

     Our environmental strategy is designed to complement our mission of the care and improvement of human life, which extends to the environment. This strategy is centered on incorporating the following four pillars into our operations:

•	Managing energy and water responsibly;

•	Enhancing climate resilience;

•	Sourcing and consuming efficiently; and

•	Managing the environmental impact of our capital programs.

We are pursuing a plan to reduce our scope 1 and scope 2 greenhouse gas emissions by 2030 in line with the Paris Agreement 1.5°C emissions reduction goal. Our initiatives contemplate operational changes intended to reduce energy consumption, including by accelerating related capital investments, new technology pilots, renewable energy contracting and investments, and medical gas initiatives. In 2021, we baselined our scope 1 and scope 2 greenhouse gas emissions for 2020, and we are updating those calculations annually to measure trends in our greenhouse gas emissions. In 2023, we measured our 2021 scope 3 greenhouse gas emissions for the first time for the purchased goods and services category and the capital goods category. These two categories comprise the majority of our scope 3 emissions. We have also integrated climate-related risk assessment into our established enterprise risk management function.

Please refer to the “Cautionary Language” section of this proxy statement for additional information.

DIRECTORS

The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders. We value diversity and endeavor to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business. The Company’s Corporate Governance Guidelines provide that the initial pool of candidates from which the Nominating and Corporate Governance Committee recommends nominees should include qualified female and racially/ethnically diverse candidates, and any third-party search firm that the Nominating and Corporate Governance Committee engages to identify such candidates shall be requested to include qualified female and racially/ethnically diverse candidates in such initial pool.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below.

Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

In 2023, Mr. Frist III, Mr. Hazen, Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Frist, Mr. Johnston, Mr. Michelson, Dr. Riley and Ms. Smith were elected to the Company’s Board at the Company’s 2023 annual meeting of stockholders.

Messrs. Frist III and Frist were nominated for election to the Board as a result of their relationship with investment funds affiliated with the Frist Entities and are collectively referred to as the “Investor Directors.” Each of the Investor Directors was nominated for election to the Board pursuant to the Stockholders’ Agreement. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors at such time as the Frist Entities own less than 3% of our outstanding shares of common stock. Pursuant to such agreement, Messrs. Frist III and Frist were nominated and elected to the Board as a result of their relationship with the Frist Entities. As of February 26, 2024, the Frist Entities owned approximately 26% of our common stock.

Nominees for Election. The following is a brief description of the background, business experience and qualifications of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors.

Thomas F. Frist III Director since 2006

Thomas F. Frist III, 56, is the founder and managing principal of Frist Capital, LLC, a Nashville-based investment firm, and has held such position since 1998. Mr. Frist currently serves as a director of Verisign, Inc. and previously served as a director of Science Applications International Corporation from 2013 until 2017. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture. In addition, Mr. Frist possesses in-depth knowledge of corporate finance and strategic business planning activities. As Chairman, Mr. Frist’s leadership abilities will continue to provide our Board with ethical and effective guidance.

Samuel N. Hazen Director since 2018

Samuel N. Hazen, 63, has served as Chief Executive Officer since January 2019. From November 2016 through December 2018, Mr. Hazen served as the Company’s President and Chief Operating Officer. Prior to that, he served as Chief Operating Officer of the Company from January 2015 to November 2016 and as President — Operations of the Company from 2011 to 2015. He also served as President — Western Group from 2001 to 2011 and as Chief Financial Officer — Western Group of the Company from 1995 to 2001. Prior to that time, Mr. Hazen served in various hospital, regional and division Chief Financial Officer positions with the Company, Humana Inc. and Galen Health Care, Inc.

Among other qualifications, Mr. Hazen brings to the Board strong leadership and operating experience. He has been with the Company for 40 years and has extensive knowledge of the health care industry. With Mr. Hazen’s commitment to the Company’s patient-centered mission and ethical values and his proven ability to oversee a complex organization, he will continue to be a valuable resource for the Board. In addition, Mr. Hazen’s service as Chief Executive Officer of the Company creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspective on the Company’s business and strategic vision.

Meg G. Crofton Director since 2019

Meg G. Crofton, 70, retired from The Walt Disney Company in 2015 after a 35-year career with that company. From 2006 until 2013, she was President of Walt Disney World, the largest site in Disney’s Parks and Resorts division, and from 2011 until her retirement in 2015, she served as President of Disney’s Parks and Resorts Operations, U.S. and France. Ms. Crofton has also served as a director of Cracker Barrel Old Country Store, Inc. since 2017 and served as a director of Tupperware Brands Corporation from 2016 to 2023.

Among other qualifications, Ms. Crofton was selected as a director in light of her experience as an executive officer of one of the world’s leading hospitality companies and experience serving as a director of several firms, including public companies. This experience will continue to be beneficial in providing the Board of Directors with a patient-experience focus and general business expertise.

Robert J. Dennis Director since 2014

Robert J. Dennis, 70, served as Executive Chairman of Genesco Inc., a specialty retailer, from February 2020 until June 2020. Previously, he served as Genesco’s President and Chief Executive Officer from 2008 to February 2020 and as Chairman from April 2010 to February 2020. Mr. Dennis served as Genesco’s President and Chief Operating Officer from 2006 until 2008, Executive Vice President and Chief Operating Officer from 2005 until 2006 and Senior Vice President from 2004 until 2005. He previously served as Chief Executive Officer of Hat World Corporation from 2001 to 2004. Mr. Dennis has also served as a director of CoreCivic, Inc. since February 2013 and as a director of Teavana Holdings, Inc. from 2011 to 2012.

Among other qualifications, Mr. Dennis was selected as a director in light of his experience as a chief executive officer of a consumer-oriented public company, as well as his experience serving as a director of several firms, including public companies. This experience will continue to be beneficial in providing the Board of Directors with a patient-experience focus and business management expertise.

Nancy-Ann DeParle Director since 2014

Nancy-Ann DeParle, 67, is a co-founder of Consonance Capital Partners, a private equity firm, and has also served as a managing partner of the firm since January 2020. She previously served as a partner of the firm from 2013 to 2019. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. From 2001 to 2009, Ms. DeParle was a senior advisor and managing director of JPMorgan Partners and its successor, CCMP Capital. From 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare and Medicaid Services (then known as the Health Care Financing Administration). Ms. DeParle has also served as a director of CVS Health Corporation since September 2013.

Among other qualifications, Ms. DeParle was selected as a director in light of her service in high-level positions in the federal government, as well as her experience serving as a director of other firms, including public companies. This experience will continue to be beneficial in providing health care policy, government relations, investing and general business expertise to the Board of Directors.

William R. Frist Director since 2009

William R. Frist, 54, is a principal of Champion & Co. Inc., a Nashville-based investment firm, and has held this position since 2023. From 2003 to 2023, Mr. Frist was a principal in Frist Capital, LLC, a Nashville-based investment firm. Mr. Frist currently serves on the Board of Directors of The Frist Foundation and as Chair and President of the Board of Trustees of the Frist Art Museum. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture.

Hugh F. Johnston Director since 2021

Hugh F. Johnston, age 62, has served as Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company since December 2023. Prior to that time, he served as Vice Chairman of PepsiCo, Inc. from 2015 and Executive Vice President and Chief Financial Officer from 2010. Mr. Johnston also currently serves as a member of the board and chair of the audit committee of Microsoft Corporation. Mr. Johnston is active with several corporate, NGO and academic organizations, including the University of Chicago’s Booth School CFO Forum Advisory Board, Syracuse University’s Whitman School of Management Advisory Council, and the Peterson Institute for International Economics. In addition, he is a member of the Federal Reserve Bank of New York Advisory Council.

Among other qualifications, Mr. Johnston was selected a director in light of his extensive experience as an executive officer of a large public company and service as a director of other firms, including public companies. This experience will continue to be beneficial in providing financial and general business expertise to the Board of Directors.

Michael W. Michelson Director since 2018

Michael W. Michelson, 72, was a Senior Advisory Partner of KKR & Co. L.P. from January 2018 to the end of 2019. From 2009 to 2018, he was a member of KKR Management LLC, a private equity investment manager and the general partner of KKR & Co. L.P. Before that, Mr. Michelson was a member of the limited liability company which served as the general partner of KKR & Co. L.P. from 1996 to 2009. Prior to that, he was a general partner of KKR & Co. L.P. Mr. Michelson previously served as a director of the Company from 2006 to 2016. He has been a director of Zimmer Biomet Holdings, Inc., a medical device company, since June 2015 and was previously a director of Biomet, Inc. from 2007 to 2015.

Among other qualifications, Mr. Michelson was selected a director and the independent presiding director of the Company in light of his extensive experience in the oversight of companies with complex operations and capital structures, his focus on health care companies and his proven leadership abilities. This experience will continue to be beneficial in providing financial, investment and health care expertise to the Board.

Wayne J. Riley, M.D. Director since 2012

Wayne J. Riley, M.D. M.B.A., 64, has served as president of SUNY Downstate Health Sciences University since April 2017, where he is also a tenured professor of internal medicine and health policy and management. From 2013 to 2017, he was Adjunct Professor of Healthcare Management, Owen Graduate School of Management, Vanderbilt University and Clinical Professor of Medicine, Vanderbilt University School of Medicine. From 2007 to 2013, he served as President and CEO of Meharry Medical College. From 2003 through 2006, Dr. Riley served as Vice-President and Vice Dean for Health Affairs and Governmental Relations, Baylor College of Medicine. Dr. Riley has also served as a director of Compass Pathways, plc since 2021 and HeartFlow, Inc. since 2021. Dr. Riley served as a director of Vertex Pharmaceuticals Incorporated from 2010 to 2015, Pinnacle Financial Partners, Inc. from 2007 to 2013 and the Federal Reserve Board of Atlanta, Nashville Branch from January 2013 to June 2013. He is President Emeritus of the American College of Physicians and an elected member of the National Academy of Medicine. Dr. Riley is also a Commissioner of the Medicare Payment Advisory Commission (MedPAC) and Chair of the Board of Trustees of The New York Academy of Medicine.

Among other qualifications, Dr. Riley was selected as a director in light of the leadership, management and patient care skills he acquired through his experience as a practicing physician, president of SUNY Downstate Health Sciences University, and executive positions at Meharry Medical College and Baylor College of Medicine, as well as his prior public company board experience.

Andrea B. Smith Director since 2022

Andrea B. Smith, 57, retired from Bank of America in December 2021 after nearly 34 years with the company. Most recently, she served as chief administrative officer from August 2015 through December 2021. Previously, she led Global Human Resources from January 2010 to August 2015. She also serves on the boards of several nonprofit organizations, including the PGA of America and the Charlotte Sports Foundation.

Among other qualifications, Ms. Smith was selected as a director in light of her extensive experience as an executive officer of a large public company and her financial, operational and human capital management experience and expertise. This experience will continue to be beneficial in providing financial, management and general business expertise to the Board.

Director Compensation. The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Under the Compensation Committee’s charter, the Compensation Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. Directors who also serve as employees of the Company do not receive payment for services as directors.

In making director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally and the forms of compensation paid to directors by comparable companies. In 2023, the Compensation Committee retained Semler Brossy to assist in conducting an assessment of competitive executive and director compensation. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.

The following text and table discuss the compensation of persons who served as a member of the Board during all or part of 2023, other than Mr. Hazen whose compensation is discussed under “Executive Compensation” below. Mr. Hazen was not separately compensated for Board service during 2023. We have omitted from this table the columns pertaining to non-equity incentive plan compensation, option awards, nonqualified deferred compensation and all other compensation because they are inapplicable.

Cash Compensation. Pursuant to the Company’s Board of Directors Compensation program, each non-management director receives quarterly payment of the following cash compensation, as applicable (prorated for partial years):

•	$110,000 annual retainer for service as a Board member;

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

•

$10,000 annual retainer for service as a member on each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$30,000 annual retainer for service as Chair of the Audit and Compliance Committee;

•

$25,000 annual retainer for service as Chair of each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$100,000 annual retainer for service as the Chairman of the Board; and

•	$40,000 annual retainer for service as the independent presiding director.

Directors may elect to receive their annual retainer for service as a Board member or for service as Chairman of the Board or independent presiding director in cash or in the form of restricted share unit awards.

Equity Compensation. In addition to the director compensation described above, each non-management director receives an annual board equity award with a value of $190,000, awarded upon joining the Board of Directors (prorated for months of service) and at each annual meeting of the stockholders thereafter. These equity grants consist of restricted share units ultimately payable in shares of our common stock and vest as to 100% of the award on the sooner of the date of the Company’s next annual stockholders’ meeting or the first anniversary of the grant date, subject to the director’s continued service on our Board of Directors. The restricted share units will also immediately vest upon the occurrence of a Change in Control (as defined in the applicable grant agreement). The directors may elect to defer receipt of shares under the restricted share units granted as part of the annual board equity award and any restricted share units received in lieu of cash retainers until the date they cease to be members of the Board of Directors.

Reimbursements. All of our directors are reimbursed for reasonable expenses incurred in connection with their service.

Share Ownership. Each non-management director is expected to directly or indirectly acquire a number of shares of our common stock with a value of five times the value of the annual cash retainer for a director’s service on the Board of Directors within five years from the date on which they are elected to the Board of Directors. As of December 31, 2023, all of our directors with more than five years of service met these share ownership guidelines.

Fiscal 2023 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total

Meg G. Crofton	$130,000	$189,784	—	$319,784
Robert J. Dennis	$188,162	$189,784	—	$377,946
Nancy-Ann DeParle	$145,000	$189,784	—	$334,784
Thomas F. Frist III	$209,821	$189,784	—	$399,605
William R. Frist	$119,920	$189,784	—	$309,704
Charles O. Holliday, Jr. (3)	$51,374	—	$10,000	$61,374
Hugh F. Johnston	$150,000	$189,784	—	$339,784
Michael W. Michelson	$199,995	$189,784	—	$389,779
Wayne J. Riley, M.D	$160,000	$189,784	—	$349,784

Andrea B. Smith	$135,000	$189,784	—	$324,784

(1)

This column reflects fees earned or paid in cash. Directors may elect to receive their annual retainer for service as a Board member or for service as Chairman of the Board or independent presiding director in cash or in the form of restricted share unit awards. During 2023, each of Messrs. Dennis, Frist III, Frist and Michelson elected to receive 384 restricted share units in lieu of cash for their Board annual retainer. In addition, Mr. Frist III elected to receive 349 restricted share units in lieu of cash for his Chairman of the Board annual retainer, and Mr. Michelson elected to receive 140 restricted share units in lieu of cash for his independent presiding director annual retainer. In each case, the value of the restricted share units in lieu of cash retainers awarded to Messrs. Dennis, Frist III, Frist and Michelson related to the service period of April 19, 2023 through April 25, 2024, and the entire cash value of such awards is included in “Fees Earned or Paid in Cash” although a portion of the retainers pertained to anticipated service in 2024. The number of restricted share units delivered in lieu of cash is based on the amount of the annual retainer earned divided by the closing market price of the Company’s common stock on the date of grant.

(2)

This column reflects the grant date fair value of restricted share unit awards granted to directors calculated in accordance with applicable financial accounting standards. The fair value of restricted share unit awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s common stock on the date of grant. Grants of restricted share units were made to Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Frist III, Mr. Frist, Mr. Johnston, Mr. Michelson, Dr. Riley and Ms. Smith on April 24, 2023.

As of December 31, 2023, (i) each of Ms. Crofton, Ms. DeParle, Mr. Johnston, Dr. Riley and Ms. Smith held 663 unvested restricted share units; (ii) each of Messrs. Dennis and Frist held 1,047 unvested restricted share units; (iii) Mr. Frist III held 1,396 unvested restricted share units; (iv) Mr. Michelson held 1,187 unvested restricted share units; (v) Ms. Crofton held 5,058 restricted share units with respect to which she has elected to defer receipt of her vested shares until the date she ceases to be a member of the Board of Directors; (vi) Mr. Dennis held 19,483 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (vii) Mr. Frist III held 10,817 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (viii) Mr. Frist held 9,839 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (ix) Mr. Johnston held 1,357 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (x) Mr. Michelson held 8,200 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (xi) Dr. Riley held 1,783 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; and (xii) Ms. Smith held 1,079 restricted share units with respect to which she has elected to defer receipt of her vested shares until the date she ceases to be a member of the Board of Directors.

(3)

Mr. Holliday retired from the Board of Directors effective April 19, 2023. A charitable gift of $10,000 was made in 2023 on behalf of Mr. Holliday to recognize his retirement from and service to the Board of Directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current Board of Directors of HCA consists of ten directors. Our Board of Directors recommends that the nominees listed below be elected as members of the Board of Directors at the annual meeting.

Each of the nominees, if elected, will serve a one-year term as a director until the annual meeting of stockholders in 2025 or until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

The following are the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors:

Name	Age(1)	Director Since	Position(s)

Thomas F. Frist III	56	2006	Chairman
Samuel N. Hazen	63	2018	Director and Chief Executive Officer
Meg G. Crofton	70	2019	Director
Robert J. Dennis	70	2014	Director
Nancy-Ann DeParle	67	2014	Director
William R. Frist	54	2009	Director
Hugh F. Johnston	62	2021	Director
Michael W. Michelson	72	2018	Director
Wayne J. Riley, M.D.	64	2012	Director
Andrea B. Smith	57	2022	Director

(1)	As of March 15, 2024.

The election of directors will be determined by a majority of the votes cast at the annual meeting. A majority of the votes cast means that the number of shares voted “for” a nominee exceeds the number of shares voted “against” such nominee. Abstentions and broker non-votes are not counted as votes cast with respect to a nominee and will have no effect on the outcome of the election of directors. For incumbent directors, if a nominee fails to receive “for” votes representing a majority of the votes cast, the director shall tender his or her resignation to the secretary of HCA for consideration by the Board of Directors, which resignation shall be contingent upon the acceptance thereof by the Board of Directors. The Nominating and Corporate Governance Committee would then be charged with making a recommendation to the Board of Directors for the action to be taken with respect to the resignation. The Board of Directors will act on the tendered resignation and publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. If the Board determines not to accept the resignation of the incumbent director, the incumbent director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2023 are described below and under “Audit and Compliance Committee Report” located on page 104 of this proxy statement.

Audit Fees. The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of the effectiveness of the Company’s internal control over financial reporting under the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $12.6 million for 2023 and $11.9 million for 2022.

Audit-Related Fees. The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $1.8 million for 2023 and $2.1 million for 2022. Audit-related services principally include audits of certain of our subsidiaries, benefit plans and computer processing controls.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $1.8 million for 2023 and $2.5 million for 2022.

All Other Fees. The aggregate fees billed by Ernst & Young LLP for services, other than those described above, were none for 2023 and $0.2 million for 2022.

The Board of Directors has adopted an Audit and Compliance Committee Charter which, among other things, requires the Audit and Compliance Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the ability to delegate authority to a subcommittee for certain preapprovals.

All services performed for us by Ernst & Young LLP in 2023 were preapproved by the Audit and Compliance Committee. The Audit and Compliance Committee concluded that the provision of audit-related services and tax services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit and Compliance Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit and Compliance Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT AND COMPLIANCE COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2024.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of the Board of Directors has structured our executive compensation program to achieve the following key objectives:

•	Reinforce the Company’s values and strategic initiatives;
•	Align the economic interests of our executives with those of our stockholders; and
•	Encourage attraction and long-term retention of the highest quality employees.

We urge stockholders to read the “Executive Compensation — Compensation Discussion and Analysis” section beginning on page 55 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2023 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 78 through 100, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2024 annual meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2024 Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board of Directors and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices and plans described in this proxy statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF “SAY-ON-PAY” VOTES

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote every six years, on a non-binding, advisory basis, for their preferences as to how frequently we should seek advisory votes on the compensation of our named executive officers, as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Stockholders last had an opportunity to vote on the frequency of the advisory “say-on-pay” votes on our named executive compensation in 2018, and stockholders voted in favor of an annual vote. After careful consideration of the various arguments supporting each frequency level, the Board of Directors has determined that holding an annual advisory “say-on-pay” vote on our executive compensation is the most appropriate policy for the Company at this time and recommends that stockholders vote for advisory “say-on-pay” votes on our executive compensation to occur once every year.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2024 annual meeting of stockholders:

RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This vote is advisory and not binding on the Company or the Board of Directors in any way. Although non-binding, the Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years or abstaining). Stockholders are not voting to approve or disapprove the Board’s recommendation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO CONDUCT ADVISORY “SAY-ON-PAY” VOTES EVERY ONE YEAR.

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING REPORT ON RISK MITIGATION REGARDING STATE RESTRICTIONS FOR EMERGENCY ABORTIONS

We have been advised that United Church Funds, 475 Riverside Drive, Suite 1020 New York, NY 10115, intends to present the following proposal for consideration at the annual meeting. The number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. In accordance with federal securities laws, the resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

Report on Risk Mitigation Regarding State Restrictions for Emergency Abortions

According to its 2022 Factsheet: “HCA Healthcare is one of the nation’s leading providers of healthcare services with 182 hospitals and 2,300+ sites of care, including surgery centers, freestanding ERs, urgent care centers, home health, and physician clinics located in 20 states.” However, about 70% of HCA Healthcare’s US-based hospitals operate in states that have adopted laws severely restricting access to abortion absent exigent circumstances that often differ from federal statutory emergency abortion exceptions; the Florida and Texas facilities represent 50% of the company’s hospitals and 50% of consolidated revenues. According to HCA’s 2023 10-K: “This geographic concentration makes us particularly sensitive to regulatory, economic, public health, environmental and competitive conditions in those states.”

For example, it has been widely reported that in states that have passed severe restrictions on abortion, doctors have been struggling with the legality of providing terminations for ectopic pregnancies, incomplete miscarriages, or other circumstances where miscarriage is inevitable or the health or life of the pregnant woman is in danger. This uncertainty is not only dangerous for patients, but also puts physicians and the hospital at legal risk. The Department of Health and Human Services has already begun investigating and found that at least two hospitals violated federal law when they denied a patient abortion care. The potential for improperly denying abortion care poses legal, financial, and reputational risks to HCA.

Further, abortion bans are creating impediments to physician recruitment and retention. Physicians are showing “reluctance to practice in places where making the best decisions for a patient could result in huge fines or even a prison sentence.”1 This trend has already begun, with fewer medical school graduates applying to residencies in abortion ban states.2 If this worrying trend continues, it will pose risks to HCA beyond limited capacity for abortion services—there will be fewer physicians and fewer services being provided for all obstetric and gynecological patients at HCA.

The patchwork of state and federal laws regarding abortion (specifically the varying definitions for what constitutes a medical emergency warranting an exception) poses risks for HCA because, as a healthcare provider, it must necessarily make determinations for when it can legally provide an abortion.

RESOLVED: Shareholders request that HCA’s Board of Directors issue a public report detailing any known and potential risks to the Company posed by state laws severely restricting abortions in the case of medical emergencies. The report should detail any strategies beyond litigation and legal compliance

[1]	https://www.npr.org/sections/health-shots/2023/05/23/1177542605/abortion-bans-drive-off-doctors-and-put-other-health-care-at-risk
[2]	https://www.aamc.org/advocacy-policy/aamc-research-and-action-institute/training-location-preferences that the company may deploy to minimize or mitigate these risks. The report should be published prior to December 31, 2024, omitting confidential information and completed at reasonable expense.

SUPPORTING STATEMENT: Shareholders recommend that the report evaluate: how the Company makes determinations regarding arguably conflicting state and federal laws; how the Company educates its medical professionals on the evolving legal landscape; and how it recruits and retains medical professionals in restrictive states.

Statement of the Board of Directors in Opposition to the Stockholder Proposal

We have carefully reviewed Proposal 5 and, for the following reasons, have determined that adopting the proposal is not in the best interests of HCA Healthcare or our stockholders. The Board unanimously recommends you vote “Against” the proposal.

We have strong risk management processes in place.

The main focus of the proposal is risk mitigation. The Board believes that HCA Healthcare’s comprehensive risk management processes that are already in place are appropriate and sufficient to address the potential risks raised in this proposal, without the need to conduct additional analysis or reporting.

We conduct an annual enterprise risk management assessment, which is facilitated by our enterprise risk management team in collaboration with our internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and to the Audit and Compliance Committee in this capacity. During this process, we assess risks throughout HCA Healthcare, including risks related to compliance with laws, by conducting surveys and interviews of our physicians and other employees and our directors, soliciting information regarding business risks that could significantly adversely affect HCA Healthcare. We then identify any controls or initiatives in place to mitigate any material risks and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board, regarding the key identified risks and how we manage such risks both on an annual and ongoing basis.

While our Board has ultimate oversight responsibility for HCA Healthcare’s risk management processes, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain risk areas. For example, (i) our Audit and Compliance Committee oversees risk arising from compliance with applicable laws and regulations; (ii) our Patient Safety and Quality of Care Committee oversees our policies and procedures relating to patient safety, equity of care and the delivery of quality medical care to our patients; (iii) our Compensation Committee oversees risks arising from our human capital policies and programs; and (iv) our Nominating and Corporate Governance Committee oversees risks related to social responsibility and community interests.

We believe the reporting called for in this proposal is neither practicable nor a good use of Company resources, given its broad scope. If adopted as proposed, the proposal would result in unnecessary expense and burdens with limited benefit to our stockholders.

The scope of the request is very broad and would necessitate a report addressing not only the current laws in each of the 20 states where we operate, but also all proposed bills and regulations, speculation about the result or outcomes of relevant pending state-level litigation, and any current or proposed administrative policies of state governmental bodies. Further, whatever information such a report would yield, it would quickly become dated, as proposed and final laws and regulations in this area change frequently.

As discussed above, HCA Healthcare already has strong risk management processes in place, and the Board believes that such processes are appropriate and sufficient to address the potential risks raised in this proposal. As a result, additional reporting is unnecessary. Moreover, the scope of the requested report would impose an unnecessary burden and expense on HCA Healthcare with limited, if any, benefit to our stockholders.

For all of the reasons discussed above, the Board believes that adoption of this proposal is unnecessary and is not in the best interests of our stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote.

PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING

REPORT ON PATIENT FEEDBACK REGARDING QUALITY OF CARE

We have been advised that Michael Frerichs, as Trustee of the Bright Start College Savings Trust, 555 W. Monroe, 14th Floor, Chicago, IL 60661, intends to present the following proposal for consideration at the annual meeting. The number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. In accordance with federal securities laws, the resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

RESOLVED: Shareholders of HCA Healthcare Inc. (the “Company”) request that its Board of Directors publish a report (at reasonable expense and omitting proprietary and personally protected information) describing feedback the Company receives from patients regarding quality of care, such as information from the Agency for Healthcare Research and Quality (AHRQ) Survey on Patient Safety Culture, and what actions the Board has taken in response to that feedback.

SUPPORTING STATEMENT

Patient satisfaction and quality of care are important determinants of a healthcare provider’s financial success. The IFRS Foundation’s SASB Standards lists these two factors as “essential value drivers” that are financially material issues for all healthcare delivery companies.1

In the Company’s 2022 Form 10-K, it states, “achieving high levels of patient safety, patient satisfaction and clinical quality are central goals of our business.”2 The Board of Directors, particularly the Patient Safety and Quality of Care Committee, is responsible for “fulfilling its oversight responsibilities... relating to the delivery of quality medical care to patients.”3 However, there are multiple indicators suggesting that the Company has failed to effectively manage and respond to enterprise-wide issues related to patient safety and quality of care, which creates financial, reputational, regulatory, and legal risks to the Company.

•	In the last three years, company executives have failed to meet minimum performance standards for patient care and experience metrics as tied to their compensation.[4], [5], [6]

[1]	https://navigator.sasb.org/sector/HC/industry/HC-DY/disclosure-topics-and-metrics/HC-DY-250a
[2]	https://www.sec.gov/ix?doc=/Archives/edgar/data/860730/000095017023003234/hca-20221231.htm
[3]	https://s23.q4cdn.com/949900249/files/doc_downloads/governance_documents/2021/HCA_Healthcare_-_Patient_Safety_and_Quality_of_Care_Charter_October_2021.pdf
[4]	https://www.sec.gov/ix?doc=/Archives/edgar/data/0000860730/000119312523067645/d374683ddef14a.htm
[5]	https://www.sec.gov/Archives/edgar/data/860730/000119312522073436/d294830ddef14a.htm
[6]	https://www.sec.gov/Archives/edgar/data/860730/000119312521087653/d123756ddef14a.htm#toc123756_28

•

The Company remains the subject of public criticism related to patient safety issues, including “[putting] profits over patient care,”[7] “the lack of safe staffing and resources required to take care of patients,”[8] unsanitary conditions,[9] and “[pushing] palliative and end-of-life care in pursuit of better performance metrics.”[10]

•

A recent study from the Service Employees International Union, which represents over 22,000 HCA employees, underscores chronic understaffing at HCA facilities and the adverse impacts on patient care, with 89% of healthcare workers surveyed reporting that understaffing is compromising patient care at HCA hospitals.[11]

•

Patient care at HCA facilities has been the subject of persistent scrutiny from federal and state officials, including Florida’s Agency for Health Care Administration,[12] North Carolina’s State Treasurer[13] and Attorney General[14], and members of Congress.[15]

The Company already utilizes the Agency for Healthcare Research and Quality (AHRQ) Survey on Patient Safety Culture “to help [the Company] sustain a culture of safety” and “drive [the Company’s] safety agenda.”16 Results from this survey could be aggregated in a standalone report, or integrated into existing reports, to disclose trends in patient responses, quantitative and qualitative metrics used to evaluate patient care and satisfaction, and to detail how management has used the findings to improve patient care, which would help shareholders better understand the Company’s management of mounting risk exposures.

For these reasons, we urge you to vote FOR this proposal.

Statement of the Board of Directors in Opposition to the Stockholder Proposal

We have carefully reviewed Proposal 6 and, for the following reasons, have determined that adopting the proposal is not in the best interests of HCA Healthcare or our stockholders. The Board unanimously recommends you vote “Against” the proposal.

[7]	https://www.nbcnews.com/health/health-news/workers-us-hospital-giant-hca-say-puts-profits-patient-care-rcna64122
[8]	https://www.theguardian.com/global-development/2023/feb/22/hca-union-hospital-understaffing
[9]	https://www.nbcnews.com/health/health-care/roaches-operating-room-hca-hospital-florida-rcna69563
[10]	https://www.nbcnews.com/health/health-care/doctors-say-hca-hospitals-push-patients-hospice-care-rcna81599
[11]	https://hcavsamerica.org/wp-content/uploads/2023/01/SEIU_StaffingPaper_R8.pdf
[12]	https://www.nbcnews.com/health/health-care/roaches-operating-room-hca-hospital-florida-rcna69563
[13]	https://www.nbcnews.com/health/health-news/workers-us-hospital-giant-hca-say-puts-profits-patient-care- rcna64122
[14]	https://www.marketwatch.com/story/north-carolina-attorney-general-probes-hca-over-drop-in-cancer-services-2d8967e2
[15]	https://www.nbcnews.com/health/health-care/rubio-bilirakis-congress-leter-hca-florida-bayonet-point-hospital-rcna76013
[16]	https://hcahealthcaretoday.com/2023/03/13/hca-healthcares-chief-patient-safety-officer-shares-why-safe-care-is-the-ultimate-care/

The proposal is unnecessary because HCA Healthcare hospitals participate in national, publicly available hospital quality measurement and patient experience survey systems.

Information relating to the quality of care at our hospitals and patient experience metrics of the nature requested by the proposal is already publicly available. All HCA Healthcare acute care hospitals participate in the Centers for Medicare & Medicaid Services (“CMS”) Overall Hospital Quality Star Rating system, which includes feedback from the Hospital Consumer Assessment of Health Providers and Systems (“HCAHPS”) patient experience survey.

The CMS Overall Hospital Quality Star Rating summarizes a variety of measures across the following five areas of quality into a single overall star quality rating for each hospital: (1) mortality, (2) safety, (3) readmission, (4) patient experience and (5) timely & effective care. Each hospital’s overall quality star rating, along with the hospital’s scores in each category and subcategory, including the HCAHPS Patient Survey Rating, reflecting patient experience survey results, are publicly available on the CMS Care Compare website at www.medicare.gov/care-compare.

The patient experience metric is based on the HCAHPS patient experience survey, which was developed by CMS and the Agency for Healthcare Research and Quality (“AHRQ”) to solicit and aggregate feedback from patients at participating hospitals. The HCAHPS survey results are comprised of ten measures: six composite measures, including communication with nurses, communication with doctors, responsiveness of hospital staff, communication about medicines, discharge information and care transition; two individual items, including cleanliness of the hospital environment and quietness of the hospital environment; and two global items, including hospital rating and hospital recommendation. As noted above, the HCAHPS Patient Survey Rating (also called the HCAHPS Summary Star Rating) for each hospital, which combines the ten HCAHPS measure ratings, is available on the CMS Care Compare website. The star ratings for each of the ten HCAHPS metrics for our hospitals are also publicly available in the CMS Provider Data Catalog at https://data.cms.gov/provider-data, along with the composite HCAHPS Patient Survey Rating for each hospital.

We are committed to providing high-quality care to our patients, and we leverage the CMS Overall Hospital Quality Star Rating information, including the HCAHPS patient experience survey data, to improve patient safety and satisfaction. The proposal would require us to provide reports describing “quantitative and qualitative metrics used to evaluate patient care and satisfaction,” but such information is already available through the public reports from the CMS Overall Hospital Quality Star Rating and HCAHPS survey. Accordingly, the proposal is unnecessary because detailed information regarding the quality of care at our hospitals, as measured by CMS, is already publicly available.

We strive to continuously improve patient safety and respond to feedback from our patients and health care providers.

HCA Healthcare uses information and feedback from our patient encounters to develop and share best practices to improve patient safety. A few notable examples of our recent efforts include:

•

Developing evidence-based perinatal protocols through our longstanding partnership with March of Dimes, such as prohibiting elective delivery prior to 39 weeks to help babies have a healthy start to life. This best practice has now been adopted worldwide as a standard of care. HCA Healthcare also worked to identify and develop solutions for top perinatal safety risks including preeclampsia, deep vein thrombosis (DVT) and pulmonary embolism (PE) in C-Section deliveries, and post-partum hemorrhage.

•	Conducting clinical trials, in collaboration with Harvard Medical School, to identify best practices around infection prevention, including:

o

The REDUCE MRSA study, with nearly 75,000 patients across 43 HCA Healthcare hospitals, which found that using antimicrobial soap and ointment to decolonize all ICU patients reduced bloodstream infections by 44% and MRSA by 37%. The Centers for Disease Control and Prevention has since incorporated this practice in their recommendations;

o

The ABATE Infection Trial at 53 HCA Healthcare hospitals with 330,000 patients in 194 non-ICU units, which found an infection control technique achieved a 31% reduction in bloodstream infections and nearly a 40% reduction in antibiotic-resistant bacteria among non-ICU patients with central line catheters and lumbar drains; and

o

The SWAPOUT Trial, with more than 800,000 patients across 137 HCA Healthcare hospitals, which defined best practices to avoid serious bacterial infection among patients receiving intensive care. The results of this trial were published in The Journal of the American Medical Association in 2023.

•	Developing the Sepsis Prediction and Optimization of Therapy (SPOT) tool, a system to help clinicians more quickly identify patients with sepsis.

•

Building upon the capabilities of SPOT technology to further develop our Next-gen Analytics for Treatment and Efficiency (NATE) platform during the COVID-19 pandemic. NATE provides analytic insights to assist clinicians in applying the appropriate clinical protocol for mechanically ventilated patients. This helped us decrease the length of stay and increase COVID-19 survival in HCA Healthcare facilities by 28%.

•

Reducing HCA Healthcare’s average door-to-needle time to 33 minutes for stroke care, which is faster than the American Heart Association/American Stroke Association’s national goal of 60 minutes or less, through our “Get With The Guidelines – Stroke” efforts.

•	Reducing the use of opioids and readmission rates post-surgery through our Enhanced Surgical Recovery program launched in 2022.

We also support a culture of safety by engaging with our health care providers and staff and acting on their feedback to improve patient care.

The AHRQ Survey on Patient Safety Culture referenced in this proposal is not a patient survey, but rather it is a voluntary survey of facility staff intended to assess safety culture at the organization and work unit-level. As a part of our commitment to patient safety awareness and improvements, we actively encourage participation in the Survey on Patient Safety Culture, recording a 71% participation rate in the most recent survey in 2023, which was three points higher than the national average. We then utilize the survey results to help inform our safety agenda. For example, in response to recent survey results, we are implementing the Institute for Healthcare Improvement’s National Action Plan to Advance Patient Safety and enhancing patient handoff practices to strengthen effective communication between care teams.

We also created a Patient Safety Organization (“PSO”) in 2014 to collaborate with nurses and leaders from our patient safety, quality and service line teams to establish and implement systems and processes that support safe, compassionate care. Through HCA Healthcare’s Safe Table discussions, nurses, colleagues and caregivers can openly discuss concerns related to patient safety in a confidential and legally protected environment. The PSO analyzes feedback from Safe Table discussions to help identify opportunities and best practices to improve patient safety and the quality of health care delivery.

Our efforts to improve quality of care are disclosed on our website and in our publications, including our annual HCA Healthcare Impact Report which highlights our significant efforts in advancing patient care and supporting our colleagues. Our most recent Impact Report can be viewed at www.hcahealthcareimpact.com.

HCA Healthcare is a leader in providing high-quality care.

In each of our more than 43 million annual patient encounters, we strive to give every one of our patients the high-quality care they need and deserve. According to the AHRQ, infections, stroke, and cardiac-related events make up more than half of the most common reasons people seek care in hospitals across the United States. In these complex care situations, HCA Healthcare has outperformed the national benchmarks. For example, according to the quality results released in January 2024 and available on the CMS Care Compare website:

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HCA Healthcare hospitals in the aggregate perform better than the national average across all six publicly reported Healthcare-Associated Infections based on a Standardized Infection Ratio of actual infections/expected infections.

•	Over 80% of HCA Healthcare hospitals perform at or above the national average for sepsis bundle compliance, which focuses on early recognition and early intervention.

•	Over 75% of HCA Healthcare hospitals perform at or better than the national average on stroke care based on the 30-day risk-standardized mortality rate for Medicare FFS stroke patients.

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Over 60% of HCA Healthcare hospitals perform at or better than the national average for heart attack and heart failure based on 30-day risk-standardized mortality rates for Medicare FFS Heart Attack and Heart Failure patients, respectively.

We also recognize that actively seeking feedback from physicians and implementing change based on such input helps us provide high-quality care. Our 2023 Physician Engagement Survey, which encompassed feedback from more than 15,000 physicians, found that out of the physicians surveyed, 92% responded positively when rating HCA Healthcare’s quality of care.

The proposal would result in unnecessary burden and expense with limited benefit to our patients and stockholders.

As discussed above, the proposal is unnecessary because it would require HCA Healthcare to publish a report disclosing information that is already publicly available through the CMS Compare Care and CMS Provider Data Catalog websites.

The proposal requests that patient feedback be aggregated in a standalone report or integrated into existing reports to disclose trends in patient responses, quantitative and qualitative metrics used to evaluate patient care and satisfaction and detail how management has used the findings to improve patient care. Evaluating and publishing a report using the quantitative and qualitative metrics set forth in the proposal would require HCA Healthcare to devote significant resources and incur unnecessary expense. Additionally, because the underlying data is already available in a consumer friendly format, the creation of a report would be of limited benefit to our patients and stockholders.

For all of these reasons discussed above, the Board believes that the adoption of this proposal is unnecessary and not in the best interests of our stockholders or the patients and communities we serve.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote.

PROPOSAL 7 — STOCKHOLDER PROPOSAL REGARDING

REPORT ON MATERNAL HEALTH OUTCOMES

We have been advised that John White, as the Director of Corporate Governance of the New York State Common Retirement Fund, 110 State Street, Albany, New York 12236, intends to present the following proposal for consideration at the annual meeting. The number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. In accordance with federal securities laws, the resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

Resolved:

Shareholders of HCA Healthcare, Inc., (HCA) request that the Board of Directors issue a public report detailing strategies and programs for improving maternal health outcomes. The report should include data collected from the more than 218,000 babies delivered annually at network hospitals and the programs and services being deployed to reduce the incidence of maternal mortality and severe maternal morbidities (SMM), with details about how racial and ethnic disparities in this population of patients are being identified and eliminated. The report should be publicly disclosed to shareholders, be prepared at reasonable cost, and omit confidential or proprietary information.

Supporting Statement:

In June 2022, the White House released a report examining the state of maternal health across the country. The report, based on examination of trends in pregnancy and childbirth complications, concluded that the nation faces “a maternal health crisis”:

•	The United States ranks last among developed countries in maternal health care.

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A Blue Cross Blue Shield study of current trends related to serious complications during labor and delivery (known as “maternal morbidity”) showed rates increased for all women between the years 2018-2020.

•	Black mothers are twice as likely to experience SMM as white mothers. Black mothers are also more than twice as likely to die in childbirth than white mothers.

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A study based on New York City hospital data found wide disparities in maternal morbidity between races. Women who experience a SMM event are far more likely to be readmitted to a hospital during the postpartum period than women who do not experience one.

HCA is one of the nation’s largest providers of healthcare services with 182 hospitals and approximately 2,300 ambulatory sites of care that include freestanding ERs, urgent care centers, and physician clinics, serving 20 states. More than 218,000 babies are delivered annually at network hospitals in 20 US states. HCA operates more than 100 hospitals in three states-Tennessee, Texas, and Florida-each one facing major challenges with women’s health and inequities in pregnancy-related outcomes.1

[1]	https://www.commonwealthfund.org/publications/scorecard/2023/jun/2023-scorecard-state-health-system-performance

Increasingly, state Medicaid programs are experimenting with value-based care arrangements to incentivize efficient care with respect to pregnancy and postpartum care. These include “pay for performance” and bundled payments which would financially penalize hospitals with poor maternal morbidity outcomes.

The HCA 2023 Annual Impact Report highlights eleven HCA hospitals included on the influential Leapfrog Group’s list of Best Hospitals for Maternity Care. Investors applaud this achievement. We believe that by building on successful hospital and physician best-practices and programs like those in operation at the eleven hospitals saluted by Leapfrog, and by regularly reporting to shareholders about HCA’s progress in reducing maternal morbidities and eliminating racially and ethnically disparate pregnancy-related outcomes, our company can best serve its investors’ long-term goals.

Statement of the Board of Directors in Opposition to the Stockholder Proposal

We have carefully reviewed Proposal 7 and, for the following reasons, have determined that adopting the proposal is not in the best interests of HCA Healthcare or our stockholders. The Board unanimously recommends you vote “Against” the proposal.

The proposal is unnecessary because HCA Healthcare is already dedicated to improving the quality of maternal health care and reducing maternal morbidity and mortality rates.

This proposal is unnecessary because we are already taking actions that reflect our deep commitment to improving maternal health outcomes. As one of the nation’s leading providers of health care services, we recognize our opportunity to help advance maternal care. We use data from the more than 218,000 babies delivered annually at our network of hospitals and collaborate with other maternal health leaders to learn and implement new policies and practices designed to improve prenatal, perinatal and postnatal care and outcomes.

We have a longstanding relationship with the March of Dimes, a leading nonprofit organization working to improve the health of mothers and babies. Since 2021, we have partnered with the March of Dimes on two mission areas expected to have the greatest clinical impact in improving maternal mortality and morbidity outcomes: improving postpartum discharge education and lowering hospital C-section rates among low-risk, first-time mothers, headfirst position or NTSV (Nulliparous, Term, Singleton Vertex) pregnancies.

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As many as 40% of women do not attend a postpartum visit after giving birth, according to the American College of Obstetricians and Gynecologists. In order to promote access to postpartum education, HCA Healthcare and March of Dimes created educational materials for providers and patients discussing common postpartum health complications and encouraging new mothers to schedule postpartum follow-up visits before leaving the hospital.

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The March of Dimes developed a case study to promote vaginal deliveries and document common themes and factors that can influence NTSV C-section rates. HCA Healthcare and the March of Dimes then used this information to create a provider education video. As a result of this study and other efforts, the NTSV C-section rate at HCA Healthcare hospitals decreased from 33% in 2019 to 25% in 2023.

Using our data to continuously learn and find ways to improve care, we have also implemented new policies and practices designed to improve pre-natal, perinatal and post-natal care, including the following:

•	Our 39-Week Initiative has significantly decreased non-medically indicated deliveries prior to 39-week gestation and become an international standard of care.

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HCA Healthcare was among the first to recognize the value of and institute standardized protocols for management of oxytocin usage, severe hypertension and prevention of life-threatening blood clots for patients undergoing C-section deliveries. As with non-elective deliveries, our protocols have been adopted internationally.

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We have also designed and are deploying a standard Obstetrics (OB) Safety Model for escalation and response pathway for OB emergencies leveraging escalation of care to the OB hospitalist for cases that meet emergency notification criteria. This safety model is focused on identifying opportunities to decrease maternal morbidity and mortality related to obstetrical hemorrhage.

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In collaboration with GE Healthcare, we are deploying the Mural Solution for Labor and Delivery which helps our clinicians better monitor and assess the status of their maternal patients and use data-driven measures to help identify complication risk factors and promote protocol utilization.

We believe these policies and practices and our innovative platforms advance health equity, improve outcomes and help reduce racial and ethnic disparities.

As discussed above, HCA Healthcare has long been committed to improving maternal health outcomes and health equity, rendering this proposal unnecessary and of little benefit to our patients and stockholders.

The proposal is unnecessary because HCA Healthcare is already taking actions designed to improve health equity and address racial and ethnic health disparities.

At HCA Healthcare, we are committed to advancing health equity and addressing health disparities. We are actively working to advance data collection, analysis and education efforts to guide and support this commitment.

In 2021, we formed the Health Equity Council (the “Council”), a cross-functional group of senior leadership that analyzes race, ethnicity and language data, sexual orientation and gender identity data and other data on socio-demographic characteristics. Using data collected from our patients, the Council seeks to identify potential causes of disparity in order to design plans and programs to improve patient quality, safety and satisfaction outcomes for diverse populations.

In 2022, we established the Patient Advisory Group (the “Advisory Group”) which identifies patient needs and develops strategies for strengthening culturally competent education for patients and clinicians and reducing health disparities. The Advisory Group develops and deploys new trainings to support our facilities and regularly meets to discuss the latest health equity trends, challenges and opportunities. In particular, our Ensuring Access to Services educational resource, created to increase colleagues’ cultural competence, is highly utilized with over 116,000 downloads in 2023. In 2024, we plan to offer our colleagues an additional training resource specifically relating to recognizing and responding to implicit bias in maternal health care.

In 2018, we launched our BRAVE (Bold, Relevant, Authentic, Valuable, and Educational) Conversations program to provide our colleagues interactive and safe opportunities to share their thoughts on complex topics. In April 2024, as a part of Black Maternal Health Week, we plan to host a BRAVE conversation to discuss Black maternal and infant mortality, which will include HCA Healthcare clinicians and March of Dimes representatives.

Across our hospitals, we have more than 1,000 Equity of Care Coordinators dedicated to advancing health equity for patients and their loved ones by helping to provide equitable access to high-quality health care services, including maternal health services, and serving as a liaison between providers and patients and their loved ones. Our Equity of Care Coordinators also regularly review and update internal policies to ensure they align with the organization’s core values and government regulations.

The proposal would result in unnecessary burden and expense with limited benefit to our patients and stockholders.

We are committed to providing equitable access to high-quality, culturally competent care and advancing health equity. The requested report would impose an unnecessary burden and expense on HCA Healthcare with limited, if any, benefit to our patients or stockholders.

Much of the information the proponent seeks to have included in the report with respect to our strategies and plans to improve maternal health care is already publicly available. For example, we publish our HCA Healthcare Impact Report annually as a way to highlight our significant efforts in advancing patient care and our ongoing initiatives in a variety of areas, including maternal care. Our Impact Report can be viewed at www.hcahealthcareimpact.com. We also regularly provide detailed updates and information regarding advancements in specific areas of patient care in our other publications, including our HCA Healthcare Magazine and HCA Healthcare Today website.

For all of the reasons discussed above, the Board believes that the adoption of this proposal is unnecessary and is not in the best interests of our stockholders or the patients and communities we serve.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The Proxy Card contains discretionary authority for them to do so.

EXECUTIVE COMPENSATION

COMPENSATION RISK ASSESSMENT

In consultation with the Compensation Committee (the “Committee”) of the Board of Directors, members of Human Resources, Financial Reporting, Legal, Enterprise Risk Management and Internal Audit assessed whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our colleagues, including our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive compensation plans and policies. Although a significant portion of our executive compensation program is performance-based, the Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Committee, and the Committee agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers. The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2023 were:

•	Samuel N. Hazen, Chief Executive Officer;

•	William B. Rutherford, Executive Vice President and Chief Financial Officer[1];

•	Jon M. Foster, Executive Vice President and Chief Operating Officer;

•	Erol R. Akdamar, President — American Group; and

•	Timothy M. McManus, President — National Group.

[1]	On January 30, 2024, the Company announced that William B. Rutherford intends to retire as Executive Vice President and Chief Financial Officer, effective May 1, 2024.

Compensation Philosophy and Objectives. In order to achieve our mission and business objectives, our compensation programs are directed toward attracting, retaining and rewarding a qualified and diverse workforce. We seek to pay all of our employees fairly, balancing a variety of internal and external factors aligned to our Company culture and values.

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing high quality health care to our patients, while making a positive impact on the communities in which we operate and enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes that an effective executive compensation program (for all executives, including named executive officers):

•	Reinforces the Company’s values and strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of the highest quality employees.

The Committee is committed to a strong, positive link between our business objectives and performance and our executive compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer for executives other than himself. This flexibility is important to ensure our compensation programs are competitive and our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

2023 Performance Highlights

Financial Results and Stockholder Return:

•	For 2023, revenues totaled $64.968 billion, a 7.9% increase from 2022.

•	We generated solid cash flows from operating activities, totaling $9.431 billion for 2023.

•	We paid $2.40 per share in dividends in 2023, a 7.1% increase from 2022.

Quality and Patient Care:

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The Company’s performance scores on the Centers for Medicare & Medicaid Services (“CMS”) inpatient and outpatient measures continued to exceed the CMS national averages. For example, according to results released by CMS Care Compare in January 2024:

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HCA Healthcare hospitals in the aggregate perform better than the national average across all six publicly reported Healthcare-Associated Infections based on a Standardized Infection Ratio of actual infections/expected infections.

•	Over 80% of HCA Healthcare hospitals perform at or above the national average for sepsis bundle compliance, which focuses on early recognition and early intervention.

•	Over 75% of HCA Healthcare hospitals perform at or better than the national average on stroke care based on the 30-day risk-standardized mortality rate for Medicare FFS stroke patients.

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Using data, technology and evidence-based clinical protocols for improving stroke care, HCA Healthcare facilities reduced median door-to-needle time for stroke care to 33 minutes, which is 45% faster than the national stroke treatment goal of 60 minutes set by the American Heart Association and the American Stroke Association.

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32 HCA Healthcare-affiliated hospitals were named in the “Top 100 Hospitals” by Fortune and PINC AI for 2023, and 15 HCA Healthcare-affiliated hospitals were included in the “Top 40 Teaching Hospitals” for 2023 by Fortune.

•	31 HCA Healthcare affiliated sites of care received the 2023 Press Ganey Human Experience Award.

•	Nearly 80% of HCA Healthcare-affiliated U.S. hospitals rated by The Leapfrog Group in 2023 received an “A” or “B” Leapfrog Safety Score. This is higher than the national average of 54%.

Impact of Performance on 2023 Compensation. Our compensation philosophy, which is described in more detail herein, is centered around creating a strong link between the performance of business objectives and the value of compensation. The compensation of our named executive officers in 2023 was directly impacted by our financial performance, quality objectives, and stockholder return as detailed below.

Performance Objective	Link to 2023 Compensation

Financial	80% of 2023 annual Senior Officer Performance Excellence Program (“PEP”) incentive awards were based on achieving a targeted level of EBITDA (defined below). Vesting for performance share units granted in 2023 is based on achievement of a cumulative diluted earnings per share (“EPS”) goal for fiscal years 2023 – 2025.

Quality/Patient Care	20% of 2023 annual PEP incentive awards were based on Company performance against industry patient care and quality benchmarks. Quality performance is important to our ability to attract and retain patients, physicians and colleagues. Quality performance is also embedded within the financial (or EBITDA) performance portion of the PEP, as there are numerous hospital-based quality arrangements that align quality care and our financial performance, such as the CMS value-based arrangements (including the Hospital Acquired Condition Reduction Program, Hospital Readmission Reduction Program and the Hospital Value-Based Purchasing Program) and commercial payer quality incentive components included in our pay-for-performance contracts.

Stockholder Return	Annual equity awards granted in 2023 (50% in four-year time-based stock appreciation rights (“SARs”) and 50% in three-year cumulative EPS-vested performance share units (“PSUs”)) were designed to reward executives for future growth in stockholder value.

The Company had strong financial and quality performance for 2023, and our results generally exceeded the targets for EBITDA and quality-based metrics established for the year, which were designed to drive a strong pay-for-performance culture. In addition, the Company’s cumulative financial performance for fiscal years 2021 – 2023 exceeded the EPS-based target established for the three-year period, which was designed to reward long-term Company performance. As a result, annual incentive payouts for the named executive officers under the 2023 PEP were paid at 195.51% of target other than Mr. Akdamar, who received 195.48% of target due to the 50% of his financial performance target tied to the EBITDA of the American Group. Participants also earned 200% of the performance share units granted in 2021, which were tied to 2021 – 2023 cumulative EPS performance.

2023 “Say-on-Pay” Advisory Vote. The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation in 2023, as required under the Dodd-Frank Act. At our 2023 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 95% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. The Committee evaluated the results of the 2023 advisory vote and considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis. In light of the substantial support expressed by our stockholders for our compensation program, the Committee did not make any changes to our executive compensation program and policies as a direct result of the 2023 “say-on-pay” advisory vote.

Stockholder Engagement. The Company engages with stockholders throughout the year primarily through regular investor relations meetings and stockholder outreach sessions, and in November 2023, we hosted an Investor Day. The Company views its interactions with stockholders as a two-way dialogue and seeks to provide information and perspective concerning various subjects, such as the Company’s performance, strategy, corporate responsibility, corporate governance, environmental strategy, diversity, quality and equity of care and executive compensation-related matters. The Company also solicits and receives feedback on a regular basis with respect to a broad range of topics of interest to our stockholders.

Consistent with prior years, in the first quarter of 2024, the Company extended invitations to meet with our 15 largest stockholders (excluding Hercules Holding II), collectively holding approximately 30 percent of our common stock.

Key Compensation Practices and Policies

The Company has adopted the following key programs, policies and practices to respond to evolving good governance practices in executive compensation and enhance the alignment of our executive compensation programs and stockholder interests:

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Restrictions on Hedging and Pledging Transactions: Executive officers, directors and other Company insiders are restricted from (i) engaging in hedging transactions designed to reduce or limit economic risk with respect to such individual’s interest in Company securities and (ii) pledging Company securities as collateral for margin or other loans.

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Performance-Based Long-Term Incentive Programs: Since 2015, the Company has granted PSU awards which vest based on achievement of a three-year cumulative EPS goal, in addition to time-based stock settled SAR awards.

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Policies that Discourage Short-Term Risk Taking: In 2023, the Company put in place a Compensation Recoupment Policy providing for the mandatory recoupment of incentive-based compensation from executive officers in the case of applicable restatements of the Company’s financial statements, in accordance with NYSE rules. Annual incentive payouts under the PEP are subject to additional discretionary clawback provisions in the event of financial restatements or inaccuracies later found in program metrics or bad faith actions of a participant that materially harm the Company. Executive officers, directors and other Company insiders are also restricted from engaging in transactions in which such individuals may profit from short-term speculative swings in the value of Company securities.

•	Double-Trigger Change in Control Provisions: All SAR and PSU awards are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

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Tax Gross-Ups on Perquisites: The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income other than tax assistance (gross-up payments) on taxable relocation benefits.

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No Excise Tax Gross-Ups on Change in Control Payments: The Company does not provide for any excise tax gross-up on benefits received in connection with a change in control of the Company for our executive officers.

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Share Ownership Guidelines: The Company’s share ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries within five years of appointment to their position.

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Minimum Vesting Periods: Equity awards granted under the Company’s 2020 Stock Incentive Plan must have minimum vesting or services periods of at least one year, other than in connection with a change in control or the death or permanent disability of a participant, subject to an exception for up to five percent of the shares initially available under the plan.

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Policies that Reinforce the Company’s Mission and Values: Annual incentive payouts under the PEP are subject to a certification by the CEO that the participant has acted in accordance with the Company’s stated mission and values, the Code of Conduct and other regulatory requirements. Further, all employees are required to complete annual Code of Conduct training to continue to receive their salary and benefits.

Overview of Executive Compensation Programs. The Committee is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of Meg G. Crofton, Robert J. Dennis (Chair), and Michael W. Michelson. Responsibilities of the Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;

•	Evaluation process and compensation arrangements for executive management, including the CEO;

•	Design and administration of the annual Executive Officer PEP;

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);

•	Management succession planning;

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Human capital management strategies and policies with respect to attracting, developing, retaining and motivating leadership and colleagues, workplace culture, employee relations, diversity and inclusion initiatives, pay equity, and workplace safety; and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, human capital management strategies and policies, corporate performance measurement and assessment, and the Chief Executive Officer performance assessment.

The Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. The Committee has retained Semler Brossy as its external advisor. The Committee considers advice and analysis presented by Semler Brossy in making decisions on compensation plan designs and compensation decisions for the executive officers and directors. As required under the NYSE listing rules, the Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including, but not limited to, those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Committee is not aware of any conflict of interest that has been raised in connection with work performed by Semler Brossy.

Peer Group Market Data. Our Human Resources team, in collaboration with Semler Brossy, collects and presents to the Committee compensation data from similarly-sized companies, to the extent that comparable position matches and components of pay are available.

In order to assess the competitiveness of our compensation for our Named Executive Officers, Semler Brossy collected and reviewed compensation data for top executive positions for large public health care companies. These companies included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supply and related industries. This peer group’s revenues at the time of selection ranged from $12.4 billion to $287.6 billion, with median revenues of $48.7 billion, which is comparable to our size. The companies in this analysis included:

• Abbott Laboratories • AmerisourceBergen Corp. • Amgen Inc. • Anthem, Inc. • Bristol-Myers Squibb Company • Cardinal Health, Inc. • Centene Corp.	• CIGNA Corp. • Community Health Systems, Inc. • Eli Lilly and Company • Humana Inc. • Johnson & Johnson • Medtronic Inc. • Merck & Co., Inc.	• Pfizer Inc. • Tenet Healthcare Corporation • Thermo Fisher Scientific Inc. • UnitedHealth Group Incorporated • Universal Health Services, Inc.

AmerisourceBergen Corp. changed its name to Cencora, Inc., effective August 30, 2023. Anthem, Inc. changed its name to Elevance Health, Inc., effective June 28, 2022.

To assess the competitiveness of our compensation for our executive officers, Semler Brossy collected and reviewed compensation data from the following nationally recognized survey sources in anticipation of establishing 2024 executive compensation:

Survey	Revenue Scope
Willis Towers Watson Executive Compensation Database	Greater than $20B
Radford Global Compensation Database	Greater than $50B

These particular revenue scopes were selected because they were the closest approximations to HCA Healthcare’s revenue size. Each survey that provided an appropriate position match, relevant scope cut and sufficient sample size was utilized in the analysis.

Consistent with our compensation philosophy, the Committee considers the market findings as only one input in developing our executive compensation programs, and will also consider, among other factors (typically not reflected in these data sources): the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer (for executives other than himself) and the independent compensation consultant, the executive’s experience and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. These factors are considered on a case-by-case basis for each executive without any specific weighting or formula.

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. The following table summarizes the elements of our total compensation program for the named executive officers and provides the reasons these elements are included in the program:

Category of Compensation	Elements of Compensation	Why We Provide

Cash Compensation	Salary Annual Incentive (Performance Excellence Program)	• Attract, retain, and motivate key executive talent • Provide income security • Motivate and reward annual financial, operations and quality performance results

Long-Term Incentives	Equity Grants (SARs and PSUs)	• Attract, retain, and motivate key executive talent • Align interests of executives and stockholders • Motivate and reward long-term financial performance • Encourage executive stock ownership

Benefits	Retirement Benefits Personal Benefits Severance & Change in Control Benefits	• Attract and retain key executive talent • Enhance executive productivity • Provide opportunity for financial security in retirement

Consistent with the Committee’s commitment to a strong, positive link between our business objectives, our performance and our executive compensation practices, we have placed a significant emphasis on pay “at risk,” based on the achievement of financial performance, quality patient care and the performance of our stock. The following charts illustrate that 93% of our Chief Executive Officer’s total direct compensation and 86% of the other named executive officers’ average total direct compensation for 2023 was performance-based pay, with a significant emphasis on long-term performance and stockholder value creation. For the purposes of these charts, total direct compensation includes salary, actual annual incentive payouts and the grant date fair value of annual equity grants made in 2023.

Elements of Compensation – Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. We do not adjust salaries for all executive officers on an annual basis, but rather make changes based on changes in responsibilities, market pay practices, internal equity and other factors as discussed above on a case-by-case basis.

Named Executive Officer	2022 Salary[1]	2023 Salary[2]

Samuel N. Hazen	$1,512,522	$1,512,222

William B. Rutherford	$936,608	$1,000,000

Jon M. Foster	$918,596	$1,000,000

Erol R. Akdamar	—	$785,000

Timothy M. McManus	—	$785,000

[1]	Messrs. Akdamar and McManus did not serve as executive officers of the Company during 2022.
[2]

In recognition of his individual performance and a review of internal and external pay equity, the salary of Mr. Rutherford was increased by 6.8% effective February 1, 2023. In recognition of Messrs. Foster, Akdamar and McManus’s new roles as Executive Vice President and Chief Operating Officer, President – American Group and President – National Group, respectively, their salaries were increased to $1,000,000, $785,000 and $785,000, respectively, effective January 1, 2023. Mr. Hazen’s salary was not changed for 2023.

In recognition of their individual performance and a review of internal and external pay equity, the salaries of Messrs. Hazen, Rutherford, Foster, Akdamar and McManus were increased by 2.0%, respectively, to $1,542,467, $1,020,000, $1,020,000, $800,700 and $800,700, respectively, effective February 1, 2024.

Elements of Compensation – Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial and quality and care performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the Company’s 2023 Senior Officer Performance Excellence Program (the “2023 PEP”) was approved by the Committee to cover annual incentive awards for 2023. Incentive opportunity targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals and be competitive with market practices. Each named executive officer in the 2023 PEP was assigned a 2023 annual award target expressed as a percentage of salary ranging from 85% to 170%. The PEP award targets for our named executive officers were not changed from 2022 to 2023 with the exception of Mr. Foster whose PEP award target changed from 110% in 2022 to 125% in 2023 due to his new role as Executive Vice President and Chief Operating Officer.

2023 PEP – Design

Actual awards under the 2023 PEP are generally determined using the following steps:

Step 1

Conduct Threshold

The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

Step 2

Calculation of Financial (80%) and Quality and Care (20%) Performance

The actual award amount is determined based upon Company performance on financial and quality and care performance measures. In 2023, 80% of the PEP award for all named executive officers was based upon one financial performance measure, EBITDA, as defined in the 2023 PEP, and 20% of the PEP award was based upon the Company’s quality and patient care experience performance, with a focus on healthcare-associated infections and sepsis, risk-adjusted mortality and complication values and inpatient and emergency room patient experience performance against industry benchmarks.

EBITDA Measure (80% of 2023 PEP)

The 2023 PEP was designed to provide 100% of the EBITDA weighted portion of the target award for target EBITDA performance, 25% of the EBITDA weighted portion of the target award for threshold level of EBITDA performance, and a maximum of 200% of the EBITDA weighted portion of the target award for maximum EBITDA performance, with no payments made for performance below threshold levels. For hospital group presidents (Messrs. Akdamar and McManus), 50% of the EBITDA portion of their 2023 PEP was based on Company EBITDA performance and 50% was based on the applicable group EBITDA performance. The Committee believes this payout curve is consistent with competitive practice.

Our 2023 threshold EBITDA performance level was set at 4% below the target goal and the maximum performance goal was set at 4% above the target goal to reflect potential performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

EBITDA Performance Level	Payout for EBITDA Portion of 2023 PEP

Threshold	25%

Target	100%

Maximum	200%

EBITDA is defined in the 2023 PEP as earnings before interest, income taxes, depreciation, amortization, net income attributable to noncontrolling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, legal claim costs (benefits), asset or investment impairment charges, restructuring charges, any expenses for share-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, and any other gains or charges resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the fiscal year, as determined in good faith by the Board of Directors or the Committee in consultation with the Chief Executive Officer.

Quality and Care Measures (20% of 2023 PEP)

The quality and care weighted portion of the 2023 PEP was based on the Company’s performance on each of the following quality and patient care experience metrics as measured against industry benchmarks:

Healthcare-Associated Infections and Sepsis Core Measure (30%)	Complication and Mortality CHOIS Risk-Adjusted Indices (30%)	Care Experience (40%)

5%  Central Line-Associated Blood Stream Infection (CLABSI)

5%  Catheter-Associated Urinary Tract Infection (CAUTI)

5%  Surgical Site Infections (SSI)

5%  Methicillin Resistant Staphylococcus Aureus (MRSA)

5%  Clostridium difficile (C. diff)

Each for CMS reportable patient populations as defined by the CDC’s National Healthcare Safety Network (CDC – NHSN).

5%  Sepsis Bundle (SEP-1)

As developed by The Joint Commission and CMS and set forth in the Specifications Manual for National Hospital Inpatient Quality Measures.

15% Mortality Index Value

15% Complication Index Value

Both calculated for an all payer population using the Merative Health Risk-Adjusted Mortality and Complications models. These indices are calculated internally and published to the Risk-Adjusted Comprehensive Health Outcomes Information System (“CHOIS”) application.

20% Inpatients

Measured by the CMS Hospital Consumer Assessment of Healthcare Providers and Systems (“HCAHPS”) overall rating top box score (defined as response of nine or ten on the CMS HCAHPS survey).

20% Emergency Room Patients

Measured by the Press Ganey Emergency Room overall rating top box score (defined as response of Very Good on the Patient Experience Emergency Room survey).

The 2023 PEP was designed to provide 100% of the quality weighted portion of the target award applicable to each quality of care metric for performance at the target level of performance for such metric, 0% of the quality weighted portion of the target award applicable to each quality of care metric for performance at or below the threshold level of performance for such metric, and a maximum of 200% of the quality weighted portion of the target applicable to each quality of care metric for performance at or above the maximum level of performance for such metric. For the 2023 PEP, the threshold, target and maximum levels for Healthcare-Associated Infections and Sepsis Core Measure and Complication and

Mortality CHOIS Risk-Adjusted Indices were set at the 45th, 55th and 65th percentile, respectively, and for Care Experience were set at the 45%, 55% and 65% ranking, respectively, with year over year improvement or performance at the 75th percentile.

Quality and Care Metric Performance Level	Payout for Quality and Care Metric Portion of 2023 PEP[1]

Threshold (45th percentile) (45%)	0%

Target (55th percentile) (55%)	100%

Maximum (65th percentile) (65%)	200%

[1]	In the event the Company’s actual EBITDA was less than 90% of such target level of EBITDA, there would be no payment with respect to the quality weighted portion of the 2023 PEP.

The Committee believes quality and care performance is important to the Company’s ability to attract and retain patients, physicians and colleagues. The Committee set challenging performance targets for the 2023 PEP quality and care metrics to encourage continuous improvement.

Quality and care performance is also embedded within the EBITDA weighted portion of the PEP in that there are numerous hospital-based quality arrangements that align quality care and our financial performance, such as the CMS value-based arrangements (including the Hospital Acquired Condition Reduction Program, Hospital Readmission Reduction Program and the Hospital Value-Based Purchasing Program) and commercial payer quality incentive components included in our pay-for-performance contracts.

2023 PEP – Actual Performance and Payout

Based upon the Company’s performance on the EBITDA and quality and care metrics as discussed in more detail below, Messrs. Hazen, Rutherford, Foster and McManus each received an actual 2023 PEP payment of 195.51% of their 2023 PEP Target, and Mr. Akdamar received an actual 2023 PEP payment of 195.48%.

Named Executive Officer	2023 PEP Target (as a % of Base Salary)	2023 PEP Payout (as a % of PEP Target)			2023 PEP Aggregate Payout (as a % of Base Salary)
		EBITDA Performance (80% Weight)	Quality and Care Performance (20% Weight)	Final PEP Payout (as a % of PEP Target)

Samuel N. Hazen	170%	200.00%	177.55%	195.51%	332.37%

William B. Rutherford	125%	200.00%	177.55%	195.51%	244.39%

Jon M. Foster	125%	200.00%	177.55%	195.51%	244.39%

Erol R. Akdamar	85%	199.97%	177.55%	195.48%	166.16%

Timothy M. McManus	85%	200.00%	177.55%	195.51%	166.18%

EBITDA Measure (80% of 2023 PEP)

	2023 EBITDA Target, as adjusted	2023 Actual EBITDA, as adjusted	2023 Actual EBITDA, as adjusted (as a % of EBITDA Target)	EBITDA Portion of 2023 PEP Payout (as a % of PEP Target)

Company	$12.457 billion	$13.171 billion	105.74%	200.00%

American Group	$ 5.048 billion	$ 5.250 billion	104.00%	199.94%

National Group	$ 3.800 billion	$ 4.002 billion	105.34%	200.00%

The EBITDA target performance goals and actual performance were adjusted to exclude unbudgeted acquisitions. The Committee also adjusted 2023 EBITDA actual performance for purposes of the 2023 PEP to exclude the impact resulting from the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act Provider Relief Fund payments received for non-wholly owned entities during 2023 (no wholly-owned entities received Provider Relief Fund payments in 2023). For purposes of the 2023 PEP, the adjustment for the impact related to CARES Act Provider Relief Fund payments for non-wholly owned entities decreased 2023 Company EBITDA performance by $4.4 million.

The adjustments described above are consistent with the Committee’s view that in general, management’s performance for such purposes should be measured against operational results, subject to adjustment in appropriate circumstances for unusual or extraordinary events. Such adjustments are also consistent with the terms of the 2023 PEP which permit adjustment for significant, unusual and/or nonrecurring events that are described in management’s discussion and analysis of financial condition and results of operations in the Company’s annual report for the fiscal year.

These EBITDA targets should not be considered as management’s predictions of future performance or other guidance and investors should not apply these in any other context.

Quality and Care Measures (20% of 2023 PEP)

Category	Quality Measure	Weight	Target Performance Percentile/% Ranking[1]	Actual Performance Percentile/% Ranking[2,3]	% Payout	Contribution to Quality and Care Weighted Portion of PEP Payout (as a % of PEP Target)

Healthcare- Associated Infections and Sepsis Core Measure	CLABSI	5%	55	64.1	191%	9.55%
	CAUTI	5%	55	69.3	200%	10.00%
	SSI	5%	55	51.8	68%	3.40%
	MRSA	5%	55	58.2	132%	6.60%
	C. diff	5%	55	77.6	200%	10.00%
	SEP-1	5%	55	73.6	200%	10.00%

Complication and Mortality CHOIS Risk Adjusted Indices	CHOIS Complication	15%	55	85.0	200%	30.00%
	CHOIS Mortality	15%	55	80.0	200%	30.00%

Care Experience	Inpatient (HCAHPS)	20%	55%	59.0%	140%	28.00%
	ER (Press Ganey)	20%	55%	72.9%	200%	40.00%

		Quality and Care Weighted Portion of 2023 PEP Payout				177.55%

[1]	Threshold, target and maximum performance levels for Healthcare-Associated Infections and Sepsis Core Measure and Complication and Mortality CHOIS Risk Adjusted Indices were set at the 45th, 55th and 65th percentile ranking, respectively. Threshold, target and maximum performance levels for Care Experience were set at the 45%, 55% and 65% ranking, respectively, with year over year improvement or performance at the 75th percentile.
[2]	Measurement Period was Fourth Quarter 2022 through Third Quarter 2023.
[3]	Hospital facilities divested, acquired or newly opened during the measurement period were excluded.

Elements of Compensation – Long-Term Equity Incentive Awards

Equity grants made under our long-term incentive compensation programs are intended to align the interests of executives and stockholders by rewarding executives for long-term growth in stockholder value. These programs also serve as a key component of the executives’ compensation packages in attracting and retaining top talent. Lastly, these programs encourage share ownership.

Grants prior to May 1, 2020 were made under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (“2006 Stock Incentive Plan”) which became effective March 9, 2011. The 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates (the “2020 Stock Incentive Plan” and collectively with the 2006 Stock Incentive Plan, the “Stock Incentive Plans”), which was approved and became effective on May 1, 2020, is the successor to the 2006 Stock Incentive Plan; however, each outstanding award under the 2006 Stock Incentive Plan remains outstanding under such plan and continues to be governed under its terms and any applicable grant agreement.

Since 2015, the annual long-term equity incentive awards awarded to the Company’s executive officers have included PSUs, which vest upon achievement of a three-year cumulative EPS goal, in addition to time vesting stock settled SAR awards. Specifically, the 2023 annual equity awards for the named executive officers and the promotional equity grants to Messrs. Akdamar and McManus in connection with their promotions to the roles of President – American Group and President – National Group, respectively, which were all granted in January 2023, were structured with 50% of the target award value granted in the form of time-based SARs, and the other 50% of the target award value granted in the form of PSUs which vest based on achievement of a cumulative three-year EPS goal.

The Committee determined the target values of the equity grants awarded to the named executive officers in 2023 based on a combination of the following considerations:

•	Market practices;

•	Historical performance and any recent adjustment in job scope; and

•	Future projected contributions of the named executive officers.

Stock Appreciation Rights

The Committee determined that SARs are an effective long-term incentive vehicle for this population because:

•	SARs only reward executives for stock price appreciation;

•	SARs are more efficient than stock options in terms of utilizing the stockholder approved management equity pool; and

•	In conjunction with the vesting requirements, the grants encourage both short-term and long-term Company performance.

Stock Appreciation Rights – 2023 Awards

The SARs granted in 2023 have a ten-year term and were granted with an exercise price equal to the fair market value of the Company’s common shares on the date of grant (the “2023 SARs”). The 2023 SARs are structured such that 25% of the SARs will vest on each of the first four anniversaries of the grant date. The Committee used the Company’s three-month average stock price as of the grant date and a valuation model estimation to determine the number of SARs granted.

Named Executive Officer	# of 2023 SARs Granted[1]

Samuel N. Hazen	82,880

William B. Rutherford	23,680

Jon M. Foster	23,680

Erol R. Akdamar	17,051

Timothy M. McManus	17,051

[1]

Includes a promotional grant of 5,684 SARs to each of Messrs. Akdamar and McManus in connection with their promotions to the roles of President – American Group and President – National Group, respectively, effective January 1, 2023.

For additional information concerning the 2023 SARs, see the Outstanding Equity Awards at 2023 Fiscal Year-End Table.

Performance Share Units

The Committee determined that PSUs are consistent with market best practices for executive pay and appropriately reward our executives for long-term Company performance. PSUs vest based on achievement of a cumulative three-year EPS goal (“Target EPS”) as set forth in the schedule below, with vesting between threshold and maximum amounts for performance between 90% and 110% of Target EPS determined by straight line interpolation. The Committee sets challenging Target EPS goals to link the awards to the Company’s long-term business objectives and to provide meaningful incentives for achieving or exceeding the Company’s performance growth objectives.

Cumulative EPS for Applicable Three-Year Performance Period	Percentage of Target PSUs Earned

Less than 90% of Target EPS	0%
90% of Target EPS	25%
100% of Target EPS	100%
Greater than or equal to 110% of Target EPS	200%

Cumulative EPS is defined for purposes of the PSUs as the sum of the Company’s “diluted earnings per share” of each of the three fiscal years of the Company within the performance period as reported in the Company’s audited financial statements for each such year, adjusted to exclude the effects of: (a) gains or losses on sales of facilities, (b) gains or losses on extinguishment of debt, (c) asset or investment impairment charges, (d) legal claim costs or benefits (disclosed as separate line item in consolidated income statement), (e) expenses, or adjustments to expenses, for share-based compensation recognized under FASB ASC 718 related to the PSUs that result from EPS performance above or below the Target EPS during the performance period, (f) the impact of Accounting Standards Update (“ASU”) 2016-09: Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”) that results in EPS performance above or below the Target EPS during the performance period, (g) gains or losses on acquisition or disposition of controlling interests in equity investments or consolidated entities, and (h) any other gains, expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable fiscal year, as determined in good faith by the Board or the Committee.

Performance Share Units – 2023 Awards

The PSUs granted in 2023 (the “2023 PSUs”) vest based on achievement of a cumulative Target EPS for fiscal years 2023 – 2025, subject to the vesting schedule set forth above. The Committee used the Company’s three-month average stock price as of the grant date to determine the number of PSUs granted.

Named Executive Officer	# of 2023 Target PSUs Granted[1]

Samuel N. Hazen	27,467

William B. Rutherford	7,848

Jon M. Foster	7,848

Erol R. Akdamar	5,651

Timothy M. McManus	5,651

[1]

Includes a promotional grant of 1,884 PSUs to each of Messrs. Akdamar and McManus in connection with their promotions to the roles of President – American Group and President – National Group, respectively, effective January 1, 2023.

For additional information concerning the 2023 PSUs, see the Outstanding Equity Awards at 2023 Fiscal Year-End Table.

Performance Share Units – Vesting of 2021 Awards

The PSUs granted in 2021 (the “2021 PSUs”) vested based on achievement of a cumulative Target EPS for fiscal years 2021 – 2023, subject to the PSU vesting schedule set forth above.

The cumulative Target EPS for the 2021 PSUs was $42.63, and the actual cumulative EPS achieved for the 2021 – 2023 fiscal year period for purposes of the 2021 PSUs was $53.36, which included adjustments for the impact of ASU 2016-09 that results in EPS performance above or below the Target EPS during the performance period and expenses, or adjustments to expenses, for share-based compensation recognized under FASB ASC 718 related to the PSUs that result from EPS performance above or below the Target EPS during the performance period. Therefore, based upon achievement of a cumulative adjusted EPS of 125.2% of the Target EPS for the 2021 PSUs, the named executive officers vested in 200% of the Target 2021 PSUs.

Named Executive Officer	# of 2021 Target PSUs Granted	# of Actual 2021 PSUs Vested

Samuel N. Hazen	39,220	78,440

William B. Rutherford	10,990	21,980

Jon M. Foster	8,160	16,320

Erol R. Akdamar	3,850	7,700

Timothy M. McManus	3,140	6,280

Ownership Guidelines. Our ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries. When calculating equity holdings, we include shares beneficially owned by the executive as well as the “in-the-money” value of vested stock options and SARs. The guidelines provide that 75% of vested restricted shares net of taxes and exercised options and SARs must be retained by the executive until minimum ownership levels are met. If our market share price declines to the extent that an executive’s ownership falls below the guidelines, these holding requirements are reinstated. In general, named executive officers will be expected to meet the ownership guidelines within five years of appointment to their position. As of December 31, 2023, each named executive officer’s equity holdings substantially exceeded the minimum ownership guidelines.

Personal Benefits. Our executive officers receive certain benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies, multiply the impact of our executives’ contributions to community organizations, promote retention and transitions in job roles and allow for more productive use of the executive’s time.

Our CEO is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may also have their spouses and/or other guests accompany them on business trips taken on the Company aircraft, subject to seat availability, a benefit which has minimal incremental costs to the Company. In addition, there are times when it is appropriate for an executive’s spouse or other guest to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse or guest. The value of these personal benefits, if any, is included in the executive officer’s income as required for tax purposes.

The Company provides relocation assistance and related tax assistance to eligible new and current employees to attract and retain qualified talent and facilitate transitions in job roles.

The Company also supports colleagues across the organization in providing matching gifts to the HCA Healthcare Hope Fund and other eligible 501(c)(3) entities. Depending on individual volunteer and giving activity for the year, our CEO is eligible for up to $42,500 in matching gifts to charitable organizations each year, and the other named executive officers are eligible for up to $22,500 – $27,500 in matching gifts each year.

The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income other than tax assistance (gross-up payments) on taxable relocation benefits.

Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our named executive officers.

Retirement Plans and Benefits. We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan. The purpose of the HCA 401(k) Plan is to aid in recruitment and retention and to assist employees in providing for retirement. Generally, all employees who have completed the plan’s service requirements are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on the HCA 401(k) Plan, including amounts contributed by HCA Healthcare in 2023 to the named executive officers, see the 2023 Summary Compensation Table and related footnotes and narratives and “2023 Pension Benefits.”

Certain of our executives also participate in supplemental retirement programs as described below. The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue employment through a specified normal retirement age; and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. All of the named executive officers participate in the HCA Restoration Plan; however, effective January 1, 2008, participants in the SERP (described below) are no longer eligible for HCA Restoration Plan contributions. Hypothetical accounts, as of January 1, 2008, continue to be maintained in the HCA Restoration Plan for each named executive officer that participates in the SERP, but such accounts are not increased or decreased with hypothetical investment returns. For additional information concerning the HCA Restoration Plan, see “2023 Nonqualified Deferred Compensation.”

Select executives may also participate in the HCA Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. Messrs. Hazen and Foster participate in the SERP (Messrs. Rutherford, Akdamar and McManus do not). The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. All participants are fully vested in their SERP benefits, and the plan is frozen to new entrants. For additional information concerning the SERP, see “2023 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made under the SERP and HCA Restoration Plan. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Equity Award Retirement Provisions

Pursuant to the agreements governing the SARs granted to the named executive officers in 2015 – 2018, the vested portions of such awards will remain exercisable for three years following termination of the executive’s employment by reason of death, disability, or “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing 10 years of service with the Company or any of its subsidiaries).

Pursuant to the agreements governing the SAR awards granted to the named executive officers in 2019 – 2024, in the event of the executive’s termination on account of death, disability, or “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 60 years of age and completing 20 years of service with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date, (ii) the awards immediately vest and remain exercisable for four years following termination of the executive’s employment on account of death or disability occurring one year or more after the grant date, and (iii) the awards will continue to vest annually as scheduled and remain exercisable for four years following termination of the executive’s employment by reason of “retirement” as defined in the SAR grant agreements.

Pursuant to the agreements governing the PSU awards granted to the named executive officers in 2021 – 2024, in the event of the executive’s termination on account of death, disability, or retirement (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 60 years of age and completing 20 years of service with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period) if the executive’s employment is terminated one year or more after the grant date.

Equity Award	Retirement Definition	Time Period between Retirement Date and Grant Date	Continued Vesting after Retirement	Continued Exercisability after Retirement

SARS (Granted 2015 – 2018)	Age 65 or Age 55 and 10 years of service	N/A	No	3 Years

SARs (Granted 2019 – 2024)	Age 65 or Age 60 and 20 years of service	< 1 year	No	N/A

SARs (Granted 2019 – 2024)	Age 65 or Age 60 and 20 years of service	≥ 1 year	Yes	4 Years

PSUs (Granted 2021 – 2024)	Age 65 or Age 60 and 20 years of service	< 1 year	No	N/A

PSUs (Granted 2021 – 2024)	Age 65 or Age 60 and 20 years of service	≥ 1 year	Pro Rata	N/A

As of December 31, 2023, Messrs. Hazen and Foster were retirement eligible under all applicable award agreements, and Messrs. Rutherford and Akdamar were retirement eligible under the award agreements granted in 2015 – 2018. Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control.”

Severance Benefits. In connection with the Merger in 2006, we entered into employment agreements with Mr. Hazen and certain other members of senior management at such time to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights and benefits upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. Messrs. Rutherford, Foster, Akdamar and McManus do not have employment agreements but are covered under our Executive Severance Policy. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits Specific to Mr. Hazen

Under the Company’s employment agreement with Mr. Hazen, if employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change in control), Mr. Hazen would be entitled to receive:

•	any base salary and any bonus that is earned and unpaid through the date of termination;

•	reimbursement of any unreimbursed business expenses properly incurred by Mr. Hazen; and

•	such employee benefits, if any, to which Mr. Hazen may be entitled under our employee benefit plans

(the payments and benefits described above being “Accrued Rights”)

plus:

•

Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two-year period;

•

Pro rata portion of any annual bonus that Mr. Hazen would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment), payable to Mr. Hazen when the annual bonus would have been otherwise payable (the “Pro Rata Bonus”); and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

“Cause” is defined in Mr. Hazen’s employment agreement as (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the equity agreements referenced therein.

“Good Reason” is defined as (i) a reduction in Mr. Hazen’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in Mr. Hazen’s annual incentive compensation opportunity, or the reduction of benefits payable to Mr. Hazen under the SERP; (ii) a substantial diminution in Mr. Hazen’s title, duties and responsibilities; or (iii) a transfer of Mr. Hazen’s primary workplace to a location that is more than 20 miles from his current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after Mr. Hazen’s written notice to the Company).

However, Mr. Hazen may elect to have his covenants not to compete waived by us and forgo all payments and benefits described above other than the Accrued Rights.

Pursuant to his employment agreement, in the event of Mr. Hazen’s termination of employment that is not a qualifying termination or a termination due to death or disability, he will only be entitled to Accrued Rights.

The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

Severance Benefits Specific to Messrs. Rutherford, Foster, Akdamar and McManus

Under the Company’s Executive Severance Policy applicable to Messrs. Rutherford, Foster, Akdamar and McManus, if employment is terminated involuntarily by the Company (other than for a reason that would result in him not being eligible for rehire) or by Messrs. Rutherford, Foster, Akdamar or McManus for “good reason” (as defined below), each would be entitled to:

•

Subject to the signing of a separation agreement and general release (which is required unless his termination is part of a planned reduction involving a group or class of employees), an amount equal to 24 months (for Messrs. Rutherford and Foster) or 18 months (for Messrs. Akdamar and McManus) of his base salary in a lump sum payment at his current base salary rate;

•	Pro rata PEP bonus; and

•	A lump sum payment equal to the amount needed in order to continue his existing medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 18 months.

“Good Reason” under the Executive Severance Policy is defined as the existence of one or more of the following conditions arising without the consent or willful decision of the executive: (i) a material diminution in the executive’s base compensation (other than a general reduction in base compensation that affects all similarly situated employees), or (ii) a material diminution in the executive’s authority, duties, or responsibilities, or (iii) a transfer of the executive’s primary workplace to a location that is more than thirty five (35) miles from his workplace; provided that “Good Reason” shall not exist unless the executive has provided notice to the Company within 90 days of the initial existence of the condition of the executive’s intention to separate from service as a result of the condition, and the Company has not remedied the condition within 30 days after receiving such notice.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Severance Benefits Applicable to All Named Executive Officers’ Equity Awards

Pursuant to the terms of the agreements governing SARs, vested SARs will remain exercisable for 180 days following a termination of the executive’s employment by the Company without cause or by the executive for good reason (as each is defined in the award agreement).

Pursuant to the agreements governing the PSU awards, in the event of a termination without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year into the performance period and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period and the Company’s actual performance during the performance period) if the executive’s employment is terminated more than one year into the performance period on account of death, disability, retirement, or involuntary termination without cause or by the executive for good reason (as each is defined in the applicable award agreement).

Additional information regarding applicable payments under such agreements and policies for the named executive officers is provided under “Narrative Disclosure to 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits. Beginning in 2015, SAR, PSU and RSU awards granted to the named executive officers under the Stock Incentive Plans are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation. In November 2023, the Committee adopted a Compensation Recoupment Policy applicable to incentive-based compensation awarded to the Company’s executive officers, in compliance with NYSE rules. The policy provides that in the event of a qualifying restatement of the Company’s financial statements that would result in less incentive-based compensation being earned based on the restated financials than was previously paid for the affected financial period, the Company will recoup the previously paid or vested but unearned portion of such compensation from each applicable executive officer. Recoupment under this policy is mandatory, except in very limited circumstances of impracticability, and recoupment does not require a finding of misconduct or that the executive officer was responsible for the accounting error leading to the triggering restatement.

In addition to the Compensation Recoupment Policy, pursuant to the terms of our PEP, the Company can also recoup (or “clawback”) incentive compensation paid pursuant to our PEP that was based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, regardless of individual fault; (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensation were materially inaccurate, regardless of individual fault; or (iii) a Participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. The discretionary recoupment provisions set forth in the PEP are separate from and in addition to the Compensation Recoupment Policy and administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

Relocation assistance payments and tax assistance (gross-up) payments on such amounts are also subject to prorated repayment clawback provisions if the named executive officer terminates employment with the Company prior to the second anniversary of his or her hire date.

Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid to each of our “covered employees.” “Covered employees” include anyone who served as chief executive officer or chief financial officer during any part of a year and the next three most highly compensated named executive officers for that year. In addition, once a person is considered a “covered employee” that person remains a covered employee in all subsequent years, including after the employee leaves our service or changes roles. Effective for tax years beginning after December 31, 2026, the American Rescue Plan Act of 2021 expanded the number of covered employees subject to the Section 162(m) limit to include the next five highest compensated employees; however, this new group of employees will not retain perpetual “covered employee” status and will be determined annually. Prior to the effective date of the Tax Cuts and Jobs Act of 2017 (“TCJA”), the Section 162(m) limit did not apply to performance-based compensation that met certain conditions. The TCJA, however, eliminated the performance-based compensation exception for compensation paid after December 31, 2017, unless such compensation is paid under an arrangement grandfathered from the application of the TCJA. We have determined that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interest of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate executives, and align the executives’ interest with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB ASC 718.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Meg G. Crofton

Robert J. Dennis, Chair

Michael W. Michelson

2023 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other named executive officers during 2023.

Name and Principal Positions	Year	Salary ($)	Stock Awards ($)(1)	Option/ SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Samuel N. Hazen	2023	$1,512,222	$6,957,391	$7,242,825	$5,026,128	—	$577,418	$21,315,984
Chief Executive	2022	$1,509,751	$6,026,457	$6,028,833	$ 572,513	—	$500,172	$14,637,726
Officer	2021	$1,480,148	$6,789,766	$7,080,841	$4,477,436	$ 451,661	$355,408	$20,635,260

William B. Rutherford	2023	$994,718	$1,987,898	$2,069,379	$2,443,876	—	$267,179	$7,763,050
Executive Vice President	2022	$935,078	$1,736,717	$1,736,343	$ 260,729	—	$389,211	$5,058,078
and Chief Financial Officer	2021	$916,743	$1,902,589	$1,983,090	$2,039,074	—	$321,526	$7,163,022

Jon M. Foster	2023	$1,000,000	$1,987,898	$2,069,379	$2,443,876	$1,058,648	$139,559	$8,699,360
Executive Vice President	2022	$917,095	$1,254,033	$1,254,064	$ 611,912	—	$111,107	$4,148,211
and Chief Operating Officer	2021	$899,113	$1,412,659	$1,472,828	$1,759,877	$ 414,896	$86,729	$6,046,102

Erol R. Akdamar	2023	$785,000	$1,431,398	$1,490,075	$1,304,371	—	$390,017	$5,400,861
President — American Group

Timothy M. McManus	2023	$785,000	$1,431,398	$1,490,075	$1,304,541	—	$571,417	$5,582,431
President — National Group

(1)

PSU awards for 2023 include the aggregate grant date fair value of the PSUs granted during fiscal year 2023 in accordance with FASB ASC 718 as awarded to the named executive officers under the 2020 Stock Incentive Plan assuming a target level of achievement.

(2)

SAR awards for 2023 include the aggregate grant date fair value of the SARs granted during fiscal year 2023 in accordance with FASB ASC 718 as awarded to the named executive officers under the 2020 Stock Incentive Plan. Assumptions used in the calculations of these amounts are set forth in Note 2 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(3)

Non-Equity Incentive Plan Compensation for 2023 reflects amounts earned for the year ended December 31, 2023 under the 2023 PEP, which amounts were paid in cash in the first quarter of 2024. With respect to the EBITDA weighted portion of the 2023 PEP, the Company and the National Group exceeded the maximum performance level, as adjusted, resulting in a 200% of target payout for the named executive officers, with the exception of Mr. Akdamar, whose EBITDA weighted portion was paid out at 199.97% of his target amount, due to the 50% of his PEP based on the EBITDA of the American Group, which exceeded the target performance level, as adjusted, but did not reach the maximum performance level. With respect to the Quality weighted portion of the 2023 PEP, the Company exceeded the maximum level of performance for the CAUTI, C. diff, SEP-1, the Risk-Adjusted CHOIS Complication and Mortality indices and Press Ganey Emergency Room Patient Overall Rating for emergency room patient experience measures, exceeded the target level of performance for the CLABSI and MRSA measures and HCAHPS Overall Rating for inpatient experience measures, and exceeded the threshold level of performance for the SSI measure. The combined impact of these metrics resulted in a 177.55% of target payout for the quality and care weighted portion of the 2023 PEP. Therefore, pursuant to the terms of the 2023 PEP, awards under the 2023 PEP were paid out to the named executive officers at 195.51% of each named executive officer’s respective target amount, with the exception of Mr. Akdamar, whose award was paid out at 195.48% of his target amount. The terms of the 2023 PEP and adjustments made thereto are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

(4)

All amounts for 2023 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2023 Pension Benefits.” The changes in the SERP benefit value during 2023 were impacted mainly by: (i) the passage of time which reflects another year of pay and service; (ii) the discount rate changing from 5.11% to 4.94%, which resulted in an increase in the value; and (iii) the mortality table used for calculating lump sums was updated from the 2022 applicable mortality table to the 2023 applicable mortality table under Internal Revenue Code section 417(e)(3), which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Hazen	Foster
Passage of Time	$(1,019,204)	$693,538
Discount Rate Change	$661,799	$299,106
Mortality Table Update	$156,691	$66,004

(5)	2023 amounts generally consist of:

•	Matching contributions to our 401(k) Plan and Company accruals for the HCA Restoration Plan as set forth below.

	Hazen	Rutherford	Foster	Akdamar	McManus
HCA 401(k) matching contribution	$22,500	$22,500	$22,500	$22,500	$22,500
HCA Restoration Plan	—	$90,490	—	$96,609	$36,999

•

Dividend equivalent payments that became payable upon the vesting of the 2021 PSUs, representing the cash dividends paid per share multiplied by the number of 2021 PSUs outstanding and unpaid as of the March 17, 2021, June 16, 2021, September 16, 2021 and December 14, 2021 dividend record dates (the “2021 Dividend Record Dates”), the March 17, 2022, June 16, 2022, September 16, 2022 and December 14, 2022 dividend record dates (the “2022 Dividend Record Dates”), and the March 17, 2023, June 16, 2023, September 15, 2023 and December 14, 2023 dividend record dates (the “2023 Dividend Record Dates”).

	Hazen	Rutherford	Foster	Akdamar	McManus
Dividend Equivalent Payments on Vested 2021 PSUs	$514,566	$144,189	$107,059	$50,512	$41,197

•	Matching charitable contributions to eligible 501(c)(3) entities under the Company’s charitable match guidelines based on the named executive officer’s 2023 charitable contributions:

	Hazen	Rutherford	Foster	Akdamar	McManus
Matching charitable contributions	$35,000	$10,000	$10,000	$5,500	$9,170

•

Personal use of Company aircraft by Mr. Hazen with an estimated incremental cost of $5,352 to the Company. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per occupied seat mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage.

•

Reimbursement of reasonable relocation expenses for Mr. Akdamar in the amount of $214,896 (which includes $49,170 of tax assistance (gross-up) payments) in connection with his promotion to the position of President – American Group, effective January 1, 2023.

•

Reimbursement of reasonable relocation expenses for Mr. McManus in the amount of $461,551 (which includes $51,885 of tax assistance (gross-up) payments) in connection with his promotion to the position of President – National Group, effective January 1, 2023.

2023 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our 2020 Stock Incentive Plan and 2023 PEP during the 2023 fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options/ SARs(3)	Exercise or Base Price of Option/ SAR Awards ($/sh)	Grant Date Fair Value of Stock/ Option/ SAR Awards
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Samuel N. Hazen	1/30/2023	—	—	—	—	—	—	—	82,880	$253.30	$7,242,825
	1/30/2023	—	—	—	6,866	27,467	54,934	—	—	—	$6,957,391
	N/A	$514,156	$2,570,778	$5,141,556	—	—	—	—	—	—	—

William B. Rutherford	1/30/2023	—	—	—	—	—	—	—	23,680	$253.30	$2,069,379
	1/30/2023	—	—	—	1,962	7,848	15,696	—	—	—	$1,987,898
	N/A	$250,000	$1,250,000	$2,500,000	—	—	—	—	—	—	—

Jon M. Foster	1/30/2023	—	—	—	—	—	—	—	23,680	$253.30	$2,069,379
	1/30/2023	—	—	—	1,962	7,848	15,696	—	—	—	$1,987,898
	N/A	$250,000	$1,250,000	$2,500,000	—	—	—	—	—	—	—

Erol R. Akdamar	1/30/2023	—	—	—	—	—	—	—	5,684	$253.30	$496,721
	1/30/2023	—	—	—	—	—	—	—	11,367	$253.30	$993,354
	1/30/2023	—	—	—	471	1,884	3,768	—	—	—	$477,217
	1/30/2023	—	—	—	941	3,767	7,534	—	—	—	$954,181
	N/A	$133,450	$667,250	$1,334,500	—	—	—	—	—	—	—

Timothy M. McManus	1/30/2023	—	—	—	—	—	—	—	5,684	$253.30	$496,721
	1/30/2023	—	—	—	—	—	—	—	11,367	$253.30	$993,354
	1/30/2023	—	—	—	471	1,884	3,768	—	—	—	$477,217
	1/30/2023	—	—	—	941	3,767	7,534	—	—	—	$954,181
	N/A	$133,450	$667,250	$1,334,500	—	—	—	—	—	—	—

(1)

Non-equity incentive awards granted to each of the named executive officers pursuant to our 2023 PEP for the 2023 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which represents 25% of the amount shown in the “Target” column with respect to the 80% of the 2023 PEP subject to 2023 EBITDA performance and 0% of the amount shown in the “Target” column with respect to the 20% of the 2023 PEP subject to 2023 quality metrics performance. The amount shown in the “Maximum” column is 200% of the amount shown in the “Target” column. Based upon the Company’s performance on the EBITDA metrics, as adjusted, and the quality metrics, pursuant to the terms of the 2023 PEP, awards under the 2023 PEP were paid out to the named executive officers at 195.51% of each named executive officer’s respective target amount, with the exception of Mr. Akdamar, whose award was paid out at 195.48% of his target amount. Under the 2023 PEP for the 2023 fiscal year, Messrs. Hazen, Rutherford, Foster, Akdamar and McManus received cash payments of $5,026,128, $2,443,876, $2,443,876, $1,304,371 and $1,304,541, respectively. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2023 Summary Compensation Table.

(2)

PSUs awarded under the 2020 Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2023 PSUs vest based upon on achievement of a cumulative EPS goal for fiscal years 2023 — 2025. The amounts shown in the “Threshold” column reflect the number of PSUs that will vest upon achievement of 90% of Target EPS, which represents 25% of the amount shown in the “Target” column. The amounts shown in the “Target” column reflect the number of PSUs that will vest upon achievement of Target EPS. The amounts shown in the “Maximum” column reflect the number of PSUs that will vest upon achievement of 110% of Target EPS or greater, which represents 200% of the target amount. The terms of the 2023 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity

Incentive Awards — Performance Share Units — 2023 Awards.” The aggregate grant date fair value of the 2023 PSUs, in accordance with FASB ASC 718 assuming a target level of achievement, is reflected in the “Stock Awards” column of the 2023 Summary Compensation Table.

(3)

SARs awarded under the 2020 Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2023 SARs vest based upon continued employment, in four equal installments on the first four anniversaries of the grant date. The 2023 SARs are reflected in the “All Other Option Awards: Number of Securities Underlying Options/SARs” column. The terms of the 2023 SARs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Stock Appreciation Rights — 2023 Awards.” The aggregate grant date fair value of the 2023 SARs, in accordance with FASB ASC 718, is reflected in the “Option/Stock Appreciation Right Awards” column of the 2023 Summary Compensation Table.

Narrative Disclosure to 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table

Total Compensation. In 2023, 2022 and 2021, total direct compensation, as described in the 2023 Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash and long-term equity incentive awards. The long-term equity incentive awards granted to the named executive officers each year were structured such that 50% of the target award was granted in the form of time-based SARs, and the other 50% of the target award was granted in the form of PSUs which vest based on achievement of a three-year cumulative EPS goal. This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance.

In addition, we provide an opportunity for executives to participate in certain supplemental retirement plans. Messrs. Hazen and Foster participate in the SERP; Messrs. Rutherford, Akdamar and McManus do not participate in the SERP. The change in SERP values included in the Summary Compensation Table do not reflect current cash payments. Rather, payment of SERP benefits are made only following the participants’ retirement. The change in present value of the SERP benefit is based on actuarial factors that are highly sensitive to the passage of time and changes in the discount rate and mortality table and can significantly increase or decrease the SERP values from year to year. For these reasons, the Committee does not consider the change in SERP value to be a part of total direct compensation for any given year prior to retirement or separation from service.

In connection with their promotions to the positions of President – American Group and President – National Group, respectively, effective January 1, 2023, Messrs. Akdamar and McManus received certain relocation assistance and related tax assistance to facilitate the transition of their job roles.

Annual PEP Awards. With respect to the 2023, 2022 and 2021 fiscal years, each named executive officer was eligible to earn under the 2023 PEP, 2022 PEP and 2021 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) two times the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Committee, for performance results that exceed “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2023 for the named executive officers were set forth in the 2023 PEP, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

Stock Appreciation Rights and Performance Share Units. In January 2023, January 2022 and February 2021, time-based SAR awards and EPS performance-based PSU awards were granted to the named executive officers under the 2020 Stock Incentive Plan. In connection with their January 1, 2023 promotions to President – American Group and President – National Group, respectively, Messrs. Akdamar and McManus also received promotional grants of SAR and PSU awards in January 2023, having the same vesting terms as the annual SAR and PSU grants. These SAR and PSU grants were designed to be long-term equity incentive awards. The terms of the SAR and PSU awards are described in detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards.”

All SAR and PSU awards held by the named executive officers as of December 31, 2023 are described in the Outstanding Equity Awards at 2023 Fiscal Year-End Table.

Employment Agreements and other Compensation Arrangements. In connection with the Merger, on November 16, 2006, Hercules Holding entered into an employment agreement with Mr. Hazen, which agreement was shortly thereafter assumed by HCA Inc., and then in November 2010, to the extent applicable, by HCA Healthcare, Inc. (f/k/a HCA Holdings, Inc.), which governs certain terms of his employment. Mr. Hazen’s employment agreement was amended, effective as of February 9, 2011, January 29, 2015, November 14, 2016, and January 1, 2019 to reflect his appointment to the positions of President — Operations, then Chief Operating Officer, then President and Chief Operating Officer, and then Chief Executive Officer, respectively. The employment agreement with Mr. Hazen was also amended effective January 27, 2016 to remove legacy language providing that the Company and the executive would work together in good faith to try to address any issues posed by Section 280G and 4999 of the Internal Revenue Code that could arise as a result of a change in control of the Company (within the meaning of Section 280G of the Internal Revenue Code). Messrs. Rutherford, Foster, Akdamar and McManus do not have employment agreements with the Company but are subject to the Company’s Executive Severance Policy.

Employment Agreement – Mr. Hazen

The term of employment under Mr. Hazen’s agreement is indefinite, and it is terminable by either party at any time, provided that Mr. Hazen must give no less than 90 days’ notice prior to a resignation. Mr. Hazen’s employment agreement sets forth his annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that Mr. Hazen will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved.

Additionally, pursuant to Mr. Hazen’s employment agreement, we agree to indemnify him against any adverse tax consequences (including, without limitation, under Section 409A of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by Mr. Hazen in connection with the Merger or the future payment of any extraordinary cash dividends.

The benefits Mr. Hazen will be entitled to receive pursuant to his employment agreement upon termination of his employment are described in “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Mr. Hazen”.

Executive Severance Policy – Messrs. Rutherford, Foster, Akdamar and McManus

The Company’s Executive Severance Policy applies to Messrs. Rutherford, Foster, Akdamar and McManus if their employment is terminated involuntarily by the Company (other than for a reason that would result in them not being eligible for rehire) or by Messrs. Rutherford, Foster, Akdamar or McManus for “good reason” (as defined in the policy). The severance benefits applicable to Messrs.

Rutherford, Foster, Akdamar and McManus under this policy are described in more detail under “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Messrs. Rutherford, Foster, Akdamar and McManus.”

Additional information with respect to potential payments to the named executive officers pursuant to Mr. Hazen’s employment agreement or other compensation arrangements, the 2020 Stock Incentive Plan and the 2006 Stock Incentive Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table includes certain information with respect to outstanding SARs, RSUs and PSUs held by the named executive officers as of December 31, 2023.

Name	Number of Securities Underlying Unexercised Options/ SARs Exercisable (#)(1)(2)(3)(4)	Number of Securities Underlying Unexercised Options/ SARs Unexercisable (#)(2)(3)(4)(5)	Option/ SAR Exercise/ Base Price ($)	Option/ SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)(7)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Samuel N. Hazen	58,050	—	$69.58	1/29/2026	—	—
	84,360	—	$81.96	2/1/2027	—	—
	109,780	—	$101.16	1/31/2028	—	—
	146,620	—	$139.06	1/30/2029	—	—
	129,367	43,123	$145.24	1/29/2030	—	—
	65,360	65,360	$173.12	2/3/2031	—	—
	21,657	64,973	$236.61	1/28/2032	—	—
	—	82,880	$253.30	1/30/2033	—	—
	—	—	—	—	25,470	$6,894,220
	—	—	—	—	27,467	$7,434,768
William B. Rutherford	19,100	—	$69.58	1/29/2026	—	—
	56,850	—	$81.96	2/1/2027	—	—
	70,900	—	$101.16	1/31/2028	—	—
	41,320	—	$139.06	1/30/2029	—	—
	33,120	11,040	$145.24	1/29/2030	—	—
	18,305	18,305	$173.12	2/3/2031	—	—
	6,237	18,713	$236.61	1/28/2032	—	—
	—	23,680	$253.30	1/30/2033	—	—
	—	—	—	—	7,340	$1,986,791
	—	—	—	—	7,848	$2,124,297
Jon M. Foster	11,955	—	$69.58	1/29/2026	—	—
	27,510	—	$81.96	2/1/2027	—	—
	36,600	—	$101.16	1/31/2028	—	—
	29,330	—	$139.06	1/30/2029	—	—
	26,910	8,970	$145.24	1/29/2030	—	—
	13,595	13,595	$173.12	2/3/2031	—	—
	4,505	13,515	$236.61	1/28/2032	—	—
	—	23,680	$253.30	1/30/2033	—	—
	—	—	—	—	5,300	$1,434,604
	—	—	—	—	7,848	$2,124,297

Name	Number of Securities Underlying Unexercised Options/ SARs Exercisable (#)(1)(2)(3)(4)	Number of Securities Underlying Unexercised Options/ SARs Unexercisable (#)(2)(3)(4)(5)	Option/ SAR Exercise/ Base Price ($)	Option/ SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)(7)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Erol R. Akdamar	20,000	—	$68.96	2/4/2025	—	—
	16,440	—	$69.58	1/29/2026	—	—
	17,430	—	$81.96	2/1/2027	—	—
	25,160	—	$101.16	1/31/2028	—	—
	14,670	—	$139.06	1/30/2029	—	—
	12,682	4,228	$145.24	1/29/2030	—	—
	6,410	6,410	$173.12	2/3/2031	—	—
	2,122	6,368	$236.61	1/28/2032	—	—
	—	5,684	$253.30	1/30/2033	—	—
	—	11,367	$253.30	1/30/2033	—	—
	—	—	—	—	2,500	$676,700
	—	—	—	—	1,884	$509,961
	—	—	—	—	3,767	$1,019,652
Timothy M. McManus	14,940	—	$77.13	7/29/2026	—	—
	16,050	—	$81.96	2/1/2027	—	—
	22,870	—	$101.16	1/31/2028	—	—
	13,330	—	$139.06	1/30/2029	—	—
	10,350	3,450	$145.24	1/29/2030	—	—
	5,230	5,230	$173.12	2/3/2031	—	—
	1,732	5,198	$236.61	1/28/2032	—	—
	—	5,684	$253.30	1/30/2033	—	—
	—	11,367	$253.30	1/30/2033	—	—
	—	—	—	—	2,040	$552,187
	—	—	—	—	1,884	$509,961
	—	—	—	—	3,767	$1,019,652

(1)

Reflects (i) SARs granted in 2015 which vested on the basis of time; (ii) SARs granted in 2016 which vested on the basis of time; (iii) SARs granted in 2017 which vested on the basis of time; (iv) SARs granted in 2018 which vest on the basis of time; (v) SARs granted in 2019 which vest on the basis of time; (vi) SARs granted in 2020 which vest on the basis of time (the “2020 SARs”); (vii) SARs granted in 2021 which vest on the basis of time (the “2021 SARs”); and (viii) SARs granted in 2022 which vest on the basis of time (the “2022 SARs”).

(2)

Reflects 2020 SARs awarded in January 2020 under the 2006 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2020 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2020 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 75% of the 2020 SARs that vested January 29, 2021, 2022 and 2023, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(3)

Reflects 2021 SARs awarded in February 2021 under the 2020 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2021 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2021 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 50% of the 2021 SARS vested February 3, 2022 and 2023, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(4)

Reflects 2022 SARs awarded in January 2022 under the 2020 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2022 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2022 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 25% of the 2022 SARS vested January 28, 2023, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(5)

Reflects 2023 SARs awarded in January 2023 under the 2020 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2023 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2023 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of the 2023 SARS are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Stock Appreciation Rights — 2023 Awards.”

(6)

Reflects the target level PSUs awarded to the named executive officers in January 2022 under the 2020 Stock Incentive Plan. The 2022 PSUs are structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2022 — 2024. These PSU awards will be eligible to vest for performance between the threshold and maximum levels at the end of fiscal year 2024 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met.

(7)

Reflects the target level PSUs awarded to the named executive officers in January 2023 under the 2020 Stock Incentive Plan. The 2023 PSUs are structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2023 — 2025. These PSU awards will be eligible to vest for performance between the threshold and maximum levels at the end of fiscal year 2025 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met. The terms of the 2023 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Performance Share Units — 2023 Awards.”

(8)	The market value of the unvested PSUs is calculated at $270.68 per share (the closing price of the Company’s common stock on the NYSE on December 29, 2023).

Option Exercises and Stock Vested in 2023

The following table includes certain information with respect to options exercised by the named executive officers and stock vested during the fiscal year ended December 31, 2023.

	Option/SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting ($)(4)
Samuel N. Hazen	59,000	$11,158,080	94,880	$24,938,259
William B. Rutherford	64,000	$12,303,260	24,300	$6,387,012
Jon M. Foster	35,955	$6,620,533	19,740	$5,188,462
Erol R. Akdamar	35,825	$6,797,707	9,300	$2,444,412
Timothy M. McManus	—	—	7,600	$1,997,584

(1)

Messrs. Hazen, Rutherford, Foster and Akdamar elected to exercise 59,000, 64,000, 35,955 and 35,825 SARs, respectively, resulting in net shares realized of 26,792, 29,105, 16,424 and 17,942, respectively.

(2)

Represents the difference between the base price of the SARs and the fair market value of the common stock on the date of exercise, which is the closing price of the Company’s common stock on the NYSE on the date of exercise.

(3)

Messrs. Hazen, Rutherford, Foster, Akdamar and McManus vested in 94,880, 24,300, 19,740, 9,300 and 7,600 PSUs, respectively, resulting in net shares realized of 58,110, 14,737, 11,972, 6,190 and 5,162 respectively.

(4)

Calculated by multiplying the number of shares of stock or units vested by the fair market value of the common stock on the vesting date, which is the closing price of the Company’s common stock on the NYSE on the vesting date.

2023 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Messrs. Hazen and Foster are eligible for normal retirement and are 100% vested in their accrued SERP benefit. Messrs. Rutherford, Akdamar and McManus do not participate in the SERP. Information about benefits provided by the SERP is as follows:

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Samuel N. Hazen	SERP	41	$37,189,854	—
Jon M. Foster	SERP	23	$16,697,613	—

(1)	Years of service are credited up to a maximum of 25 years.

Plan Provisions

Normal retirement eligibility requires attainment of age 60 for employees who were SERP participants at the time of the change in control which occurred as a result of the Merger, including both Messrs. Hazen and Foster.

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” (as such terms are defined below) the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefits under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. Both Messrs. Hazen and Foster are assigned a percentage of 2.4%.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the HCA Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long-term Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 of the SERP occurs, and (b) mortality being the applicable Section 417(e)(3) of the Internal Revenue Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2023. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2023.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers set forth in the table above, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers set forth in the table above are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the right to any further payment and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers set forth in the table above.

2023 Nonqualified Deferred Compensation

Amounts shown in the table below are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore employer matching benefits, if any, which the participant would have received under the HCA 401(k) Plan if the participant’s contributions to the HCA 401(k) Plan were not limited by the Internal Revenue Code Section 401(a)(17) compensation limit and/or the Internal Revenue Code Section 402(g) contribution limit, based on years of service.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

Samuel N. Hazen	—	—	—	—	$889,505
William B. Rutherford	—	$90,490	$280,203	—	$2,397,786
Jon M. Foster	—	—	—	—	$141,770
Erol R. Akdamar	—	$96,609	$175,500	—	$1,526,431
Timothy M. McManus	—	$36,999	$66,698	—	$586,510

Registrant contributions in the last fiscal year as reported in the table above are also included in the 2023 Summary Compensation Table for Messrs. Rutherford, Akdamar and McManus.

Portions of the amounts from the column titled “Aggregate Balance at Last Fiscal Year End” have also been reported in the Summary Compensation Tables in prior years. For Mr. Hazen, the amounts previously reported as compensation in the Summary Compensation Tables were $79,510, $101,488, $97,331, $247,060 and $62,004 for the periods 2003, 2004, 2005, 2006 and 2007, respectively. For Mr. Rutherford, the amounts previously reported as compensation in the Summary Compensation Tables were $74,379, $110,380, $151,374, $126,419, $124,887, $228,715, $223,031, $207,305 and $247,174 for the periods 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021 and 2022, respectively.

Plan Provisions

Hypothetical accounts for each HCA Restoration Plan participant are credited each year with a contribution designed to restore employer matching benefits, if any, for which the participant would have received under the HCA 401(k) Plan, if the participant’s contributions to the HCA 401(k) Plan were not limited by the Internal Revenue Code Section 401(a)(17) compensation limit and/or the Internal Revenue Code Section 402(g) contribution limit, based on years of service. Since February 1, 2011, hypothetical investment returns on the HCA Restoration Plan accounts of non-SERP participants are based on the actual investment return of the 25-to-Go Fund under the HCA 401(k) Plan.

Effective January 1, 2008, participants in the SERP are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts for such participants as of January 1, 2008 continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Effective January 1, 2011, the hypothetical HCA Restoration Plan accounts for SERP participants were frozen, and no investment earnings were reflected after this date.

Executive officers are not allowed to defer compensation under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the HCA Restoration Plan benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential severance payable to each of the named executive officers (based upon their respective 2023 base salaries and PEP payments received in 2023 for 2022 performance, for Mr. Hazen, and their respective 2023 base salaries, for Messrs. Rutherford, Foster, Akdamar and McManus, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2023), assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the 2006 Stock Incentive Plan and 2020 Stock Incentive Plan and set forth above under “Compensation Discussion and Analysis — Change in Control Benefits”) effective December 31, 2023.

Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his employment agreement or separation agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements,” “2023 Pension Benefits — Supplemental Information,” and “2023 Nonqualified Deferred Compensation — Supplemental Information.”

Samuel N. Hazen

	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$4,169,470	—	$4,169,470	—	—	—
Non-Equity Incentive Bonus(2)	$5,026,128	$5,026,128	—	$5,026,128	$5,026,128	$5,026,128	$5,026,128
Unvested Equity Awards(3)	$18,595,647	$18,595,647	—	$18,595,647	$18,595,647	$18,595,647	—
SERP(4)	$37,269,576	$37,269,576	$37,269,576	$37,269,576	$37,269,576	$32,029,555	—
Retirement Plans(5)	$2,465,228	$2,465,228	$2,465,228	$2,465,228	$2,465,228	$2,465,228	—
Health and Welfare Benefits(6)	—	$25,051	—	$25,051	—	—	—
Disability Income(7)	—	—	—	—	$1,252,878	—	—
Life Insurance Benefits(8)	—	—	—	—	—	$1,513,000	—
Accrued Vacation Pay	$209,385	$209,385	$209,385	$209,385	$209,385	$209,385	—

Total	$63,565,964	$67,760,485	$39,944,189	$67,760,485	$64,818,842	$59,838,943	$5,026,128

(1)

Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)

Represents the amount Mr. Hazen would be entitled to receive for the 2023 fiscal year pursuant to the 2023 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2023 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Hazen’s termination of employment other than his involuntary termination for cause, given that he meets the definition of Retirement under all such awards, calculated at $270.68 per underlying share (the closing price of the Company’s common stock on the NYSE on December 29, 2023).

(4)	Reflects the actual lump sum value of the SERP based on the 2023 interest rate of 3.92%

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $1,575,723 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2023 COBRA rates, that Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including up to 147 days of salary continuation, long-term disability benefits of $10,000 per month payable after the 147 day elimination period until age 67, and benefits of $10,000 per month from our Supplemental Income Protection payable after the 180 day elimination period for 36 months.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $1,513,000 of Company-paid life insurance.

William B. Rutherford

	Voluntary Termination	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$2,000,000	—	$2,000,000	—	—	—
Non-Equity Incentive Bonus(2)	$2,443,876	$2,443,876	—	$2,443,876	$2,443,876	$2,443,876	$2,443,876
Unvested Equity Awards(3)	—	$1,324,437	—	—	$5,132,683	$5,132,683	—
Retirement Plans(4)	$3,772,148	$3,772,148	$3,772,148	$3,772,148	$3,772,148	$3,772,148	—
Health and Welfare Benefits(5)	—	$25,818	—	$25,818	—	—	—
Disability Income(6)	—	—	—	—	$1,470,172	—	—
Life Insurance Benefits(7)	—	—	—	—	—	$1,001,000	—
Accrued Vacation Pay	$138,462	$138,462	$138,462	$138,462	$138,462	$138,462	—

Total	$6,354,486	$9,704,741	$3,910,610	$8,380,304	$12,957,341	$12,488,169	$2,443,876

(1)

Represents amounts Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster, Akdamar and McManus.”

(2)

Represents the amount Mr. Rutherford would be entitled to receive for the 2023 fiscal year pursuant to the 2023 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2023 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Rutherford’s termination of employment without cause or for death or disability, calculated at $270.68 per underlying share (the closing price of the Company’s common stock on the NYSE on December 29, 2023).

(4)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutherford would be entitled. The value includes $1,374,362 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $2,397,786 from the HCA Restoration Plan.

(5)

Reflects the estimated costs of the continuing medical coverage, based upon 2023 COBRA rates, that Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster, Akdamar and McManus.”

(6)

Reflects the estimated lump sum present value of all future payments which Mr. Rutherford would be entitled to receive under our disability program, including up to 147 days of salary continuation, long-term disability benefits of $10,000 per month payable after the 147 day elimination period until age 67, and benefits of $10,000 per month from our Supplemental Income Protection payable after the 180 day elimination period to age 65.

(7)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Rutherford. Mr. Rutherford’s payment upon death while actively employed includes $1,001,000 of Company-paid life insurance.

Jon M. Foster

	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$2,000,000	—	$2,000,000	—	—	—
Non-Equity Incentive Bonus(2)	$2,443,876	$2,443,876	—	$2,443,876	$2,443,876	$2,443,876	$2,443,876
Unvested Equity Awards(3)	$3,868,293	$3,868,293	—	$3,868,293	$3,868,293	$3,868,293	—
SERP(4)	$16,733,649	$18,254,956	$16,733,649	$18,254,956	$16,733,649	$14,664,656	—
Retirement Plans(5)	$761,508	$761,508	$761,508	$761,508	$761,508	$761,508	—
Health and Welfare Benefits(6)	—	$29,352	—	$29,352	—	—	—
Disability Income(7)	—	—	—	—	$1,177,480	—	—
Life Insurance Benefits(8)	—	—	—	—	—	$1,001,000	—
Accrued Vacation Pay	$138,462	$138,462	$138,462	$138,462	$138,462	$138,462	—

Total	$23,945,788	$27,496,447	$17,633,619	$27,496,447	$25,123,268	$22,877,795	$2,443,876

(1)

Represents amounts Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster, Akdamar and McManus.”

(2)

Represents the amount Mr. Foster would be entitled to receive for the 2023 fiscal year pursuant to the 2023 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2023 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Foster’s termination of employment other than his involuntary termination for cause, given that he meets the definition of Retirement under all such awards, calculated at $270.68 per underlying share (the closing price of the Company’s common stock on the NYSE on December 29, 2023).

(4)	Reflects the actual lump sum value of the SERP based on the 2023 interest rate of 3.92%

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Foster would be entitled. The value includes $619,738 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $141,770 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2023 COBRA rates, that Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster, Akdamar and McManus.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Foster would be entitled to receive under our disability program, including up to 147 days of salary continuation, long-term disability benefits of $10,000 per month payable after the 147 day elimination period until age 67, and benefits of $10,000 per month from our Supplemental Income Protection payable after the 180 day elimination period for 42 months.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Foster. Mr. Foster’s payment upon death while actively employed with the Company includes $1,001,000 of Company-paid life insurance.

Erol R. Akdamar

	Voluntary Termination	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$1,177,500	—	$1,177,500	—	—	—
Non-Equity Incentive Bonus(2)	$1,304,371	$1,304,371	—	$1,304,371	$1,304,371	$1,304,371	$1,304,371
Unvested Equity Awards(3)	—	$450,953	—	—	$1,823,631	$1,823,631	—
Retirement Plans(4)	$2,522,413	$2,522,413	$2,522,413	$2,522,413	$2,522,413	$2,522,413	—
Health and Welfare Benefits(5)	—	$39,274	—	$39,274	—	—	—
Disability Income(6)	—	—	—	—	$1,825,651	—	—
Life Insurance Benefits(7)	—	—	—	—	—	$786,000	—
Accrued Vacation Pay	$108,692	$108,692	$108,692	$108,692	$108,692	$108,692	—
Recouped Benefits(8)	$(288,832)	—	—	—	—	—	—

Total	$3,646,644	$5,603,203	$2,631,105	$5,152,250	$7,584,758	$6,545,107	$1,304,371

(1)

Represents amounts Mr. Akdamar would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster, Akdamar and McManus.”

(2)

Represents the amount Mr. Akdamar would be entitled to receive for the 2023 fiscal year pursuant to the 2023 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2023 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Akdamar’s termination of employment without cause or for death or disability, calculated at $270.68 per underlying share (the closing price of the Company’s common stock on the NYSE on December 29, 2023).

(4)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Akdamar would be entitled. The value includes $995,982 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $1,526,431 from the HCA Restoration Plan.

(5)

Reflects the estimated costs of the continuing medical coverage, based upon 2023 COBRA rates, that Mr. Akdamar would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster, Akdamar and McManus.”

(6)

Reflects the estimated lump sum present value of all future payments which Mr. Akdamar would be entitled to receive under our disability program, including up to 147 days of salary continuation, long-term disability benefits of $10,000 per month payable after the 147 day elimination period until age 67, and benefits of $10,000 per month from our Supplemental Income Protection payable after the 180 day elimination period to age 65.

(7)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Akdamar. Mr. Akdamar’s payment upon death while actively employed includes $786,000 of Company-paid life insurance.

(8)

Reflects the amounts that Mr. Akdamar would be obligated to repay to the Company under the terms of the relocation assistance benefits provided to Mr. Akdamar. See “Compensation Discussion and Analysis – Elements of Compensation – Recoupment of Compensation.”

Timothy M. McManus

	Voluntary Termination	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$1,177,500	—	$1,177,500	—	—	—
Non-Equity Incentive Bonus(2)	$1,304,541	$1,304,541	—	$1,304,541	$1,304,541	$1,304,541	$1,304,541
Unvested Equity Awards(3)	$—	$368,125	—	—	$1,488,228	$1,488,228	—
Retirement Plans(4)	$909,073	$909,073	$909,073	$909,073	$909,073	$909,073	—
Health and Welfare Benefits(5)	—	$44,575	—	$44,575	—	—	—
Disability Income(6)	—	—	—	—	$1,714,217	—	—
Life Insurance Benefits(7)	—	—	—	—	—	$786,000	—
Accrued Vacation Pay	$108,692	$108,692	$108,692	$108,692	$108,692	$108,692	—
Recouped Benefits(8)	$(252,235)	—	—	—	—	—	—

Total	$2,070,071	$3,912,506	$1,017,765	$3,544,381	$5,524,751	$4,596,534	$1,304,541

(1)

Represents amounts Mr. McManus would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster, Akdamar and McManus.”

(2)

Represents the amount Mr. McManus would be entitled to receive for the 2023 fiscal year pursuant to the 2023 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2023 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. McManus’s termination of employment without cause or for death or disability, calculated at $270.68 per underlying share (the closing price of the Company’s common stock on the NYSE on December 29, 2023).

(4)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. McManus would be entitled. The value includes $322,563 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $586,510 from the HCA Restoration Plan.

(5)

Reflects the estimated costs of the continuing medical coverage, based upon 2023 COBRA rates, that Mr. McManus would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster, Akdamar and McManus.”

(6)

Reflects the estimated lump sum present value of all future payments which Mr. McManus would be entitled to receive under our disability program, including up to 147 days of salary continuation, long-term disability benefits of $10,000 per month payable after the 147 day elimination period until age 67, and benefits of $10,000 per month from our Supplemental Income Protection payable after the 180 day elimination period for 42 months.

(7)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. McManus. Mr. McManus’s payment upon death while actively employed includes $786,000 of Company-paid life insurance.

(8)

Reflects the amounts that Mr. McManus would be obligated to repay to the Company under the terms of the relocation assistance benefits provided to Mr. McManus. See “Compensation Discussion and Analysis – Elements of Compensation – Recoupment of Compensation.”

2023 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Samuel N. Hazen, our Chief Executive Officer as of December 31, 2023.

The 2023 annual total compensation of the median compensated employee (of all our employees who were employed as of December 31, 2023 and received compensation in 2023, other than Mr. Hazen) was $59,816; and the 2023 annual total compensation of Mr. Hazen was $21,315,984. The ratio of these amounts was 356:1.

To determine the annual total compensation of the “median employee”, the methodology and the material assumptions, adjustments and estimates that were used were as follows:

As of December 31, 2023, our total population consisted of 306,677 active employees that received compensation in 2023. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (CACM) which included total gross payroll wages received in 2023. Pay was annualized for permanent employees not employed for a full year in 2023.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

After taking the 5% “De Minimis Exemption” adjustment as permitted under SEC rules, we excluded our United Kingdom employees which accounted for 7,294 individuals. We also excluded employees that received $20 or less in total gross payroll wages in 2023, which accounted for 261 employees. Finally, we excluded employees added as a result of acquisitions in 2023, which accounted for 5,224 individuals, as permitted by Section 953(b) of the Dodd-Frank Act. In total, we excluded less than 5% of our total population. Our total population used for the calculation minus these excluded employees was 293,898.

Number of Employees

De Minimis Exemption
Total U.S. Employees	299,383
Total UK Employees	7,294
Total Global Workforce	306,677
Total Exemptions	7,294

Exclusions
Total U.S. Employees receiving $20 or less	261
Acquisition Exclusions	5,224

Total Exclusions	5,485

Total Workforce for Median Calculation (excluding Exemptions and Exclusions noted above)	293,898

2023 Pay Versus Performance Table
The following table sets forth additional compensation information of our Principal Executive Officer (“PEO”) and our
non-PEO
Named Executive Officers
(“non-PEO
NEOs”) along with total shareholder return, net income attributable to HCA Healthcare, Inc. and adjusted EBITDA performance results for our fiscal years ending in 2023, 2022, 2021 and 2020. “Compensation actually paid” does not represent the value of cash and shares of the Company’s common stock received by named executive officers during the year, but rather it is an amount calculated under SEC rules and includes, among other things, year-over-year changes in the value of unvested equity based awards. As a result of the calculation methodology required by the SEC, “Compensation actually paid” amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Compensation Discussion and Analysis” section above.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)(3)(4)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (2)(3)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income Attributable to HCA Healthcare, Inc.	Adjusted EBITDA (10)
					Total Shareholder Return	Peer Group Total Shareholder Return (9)
2023 (5)	$21,315,984	$23,591,845	$6,861,426	$ 7,050,413	$188.93	$143.18	$5,242,000,000	$12,726,000,000
2022 (6)	$14,637,726	$ 9,582,202	$5,166,993	$ 3,405,676	$165.99	$140.29	$5,643,000,000	$12,067,000,000
2021 (7)	$20,635,260	$84,568,577	$5,999,564	$19,628,647	$175.93	$143.09	$6,956,000,000	$12,644,000,000
2020 (8)	$30,397,771	$30,452,042	$7,041,315	$ 7,875,351	$111.64	$113.45	$3,754,000,000	$10,037,000,000

(1)	Named executive officers included in the above compensation columns reflect the following:

Year	PEO	Non-PEO NEOs
2023	Hazen	Rutherford, Foster, Akdamar, McManus
2022	Hazen	Rutherford, Foster, Hall, McAlevey
2021	Hazen	Rutherford, Foster, Hall, Cuffe
2020	Hazen	Rutherford, Foster, Hall, Perlin

(2)
Fair value or change in fair value, as applicable, of equity awards in the “Actually Paid” columns was determined by reference to (1) for PSU awards, closing price on applicable year-end
date(s) multiplied by the probability of achievement as of each such date or, in the case of vesting dates, the actual shares earned multiplied by the vesting price, (2) for SAR awards, a Black-Scholes value as of the applicable year-end
or vesting date(s), determined based on the same methodology as used to determine grant date fair value for the applicable grant and (3) for RSU awards, the closing price on applicable year-end
date(s) or, in the case of vesting dates, the actual vesting price.

(3)
For the portion of “Actually Paid” compensation that is based on year-end
stock prices, the following prices were used: $270.68 for 2023 (closing price as of 12/29/23), $239.96 for 2022 (closing price as of 12/30/22), $256.92 for 2021 (closing price as of 12/31/21) and $164.46 for 2020 (closing price as of 12/31/20).

(4)	Amounts for 2020-2022 have been revised from the prior year presentation to value certain PSU awards at the vesting date rather than the performance certification date.

(5)
2023 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
non-PEO
NEOs” reflects the following adjustments from 2023 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2023 Summary Compensation Table Total	$21,315,984	$6,861,426

Less: Change in Pension & Deferred Compensation Plans	—	$264,662
Add: Service Cost of Pension & Deferred Compensation Plans	$723,544	$135,006
Add: Prior Service Cost of Pension & Deferred Compensation Plans	—	—
Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$14,200,216	$3,489,375
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/23	$15,028,391	$3,692,881
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/23	$(2,830,010)	$(482,970)
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date	$3,842,051	$642,477
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions	—	—

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$514,566	$85,739
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$226,667	$41,399

2023 Compensation Actually Paid	$23,591,845	$7,050,413

(6)
2022 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
non-PEO
NEOs” reflects the following adjustments from 2022 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2022 Summary Compensation Table Total	$14,637,726	$5,166,993
Less: Change in Pension & Deferred Compensation Plans	—	$276,883
Add: Service Cost of Pension & Deferred Compensation Plans	$952,610	$182,990
Add: Prior Service Cost of Pension & Deferred Compensation Plans	—	—

Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$12,055,290	$3,063,442
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/22	$13,374,858	$2,698,985
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/22 (4)	$(3,338,709)	$(573,313)
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date (4)	$(3,998,784)	$(737,029)
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions	—	—

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$435,499	$73,188
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$445,290	$80,563

2022 Compensation Actually Paid	$9,582,202	$3,405,676

(7)
2021 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
non-PEO
NEOs” reflects the following adjustments from 2021 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2021 Summary Compensation Table Total	$20,635,260	$5,999,564
Less: Change in Pension & Deferred Compensation Plans	$451,661	$103,724
Add: Service Cost of Pension & Deferred Compensation Plans	$980,231	$207,139
Add: Prior Service Cost of Pension & Deferred Compensation Plans	—	—

Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$13,870,607	$3,233,944
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/21	$34,793,801	$7,765,175
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/21 (4)	$33,207,890	$7,116,946
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date (4)	$9,064,316	$1,834,093
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions	—	—

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$335,908	$67,999
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$545,255	$111,397

2021 Compensation Actually Paid	$84,568,577	$19,628,647

(8)
2020 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
non-PEO
NEOs” reflects the following adjustments from 2020 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2020 Summary Compensation Table Total	$30,397,771	$7,041,315
Less: Change in Pension & Deferred Compensation Plans	$12,266,548	$2,112,322
Add: Service Cost of Pension & Deferred Compensation Plans	$645,000	$325,250
Add: Prior Service Cost of Pension & Deferred Compensation Plans	—	—

Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$13,082,198	$2,617,165
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/20	$16,696,602	$3,335,797
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/20 (4)	$8,028,998	$1,883,050
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date (4)	$89,497	$60,407
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions	—	—

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$166,818	$66,927
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$109,738	$25,946

2020 Compensation Actually Paid	$30,452,042	$7,875,351

(9)
The Peer Group reflected in the Peer Group Total Shareholder Return is the S&P Health Care Index, as reflected in our 2023 Annual Report on Form the
10-K
pursuant to Item 201(e) of Regulation
S-K.
Each year reflects the cumulative total return assuming $100 invested on December 31, 2019 in our common stock and in the S&P Health Care Index, including the subsequent reinvestment of dividends.

(10)
Adjusted EBITDA was selected by the Compensation Committee as the Company-Selected Measure (“CSM”). It is a
non-Generally
Accepted Accounting Principles (“GAAP”) financial measure defined as income before depreciation and amortization, interest expense, losses and gains on sales of facilities, losses on retirement of debt, provision for income taxes and net income attributable to noncontrolling interests. Reconciliations of Adjusted EBITDA to the most directly comparable financial measure calculated in accordance with GAAP are included in Appendix A.

Narrative Disclosure to 2023 Pay Versus Performance Table
We believe the “Compensation Actually Paid” in each of the years reported above and over the four-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance”
as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals under our Performance Excellence Program and our long-term incentive programs.

Total Shareholder Return in the above chart, in the case of both the Company and our Peer Companies (S&P Health Care Index), as noted in Footnote 9 of the above Pay Versus Performance Table, reflects the cumulative return of $100 as if invested on December 31, 2019, including reinvestment of any dividends.

Measures that were most important to the last fiscal year.
The following performance measures reflect the Company’s most important performance measures in effect for 2023, as further described and defined in the Compensation Discussion and Analysis under “Elements of Compensation — Annual Incentive Compensation: PEP” and “Elements of Compensation — Long-Term Equity Incentive Awards — Performance Share Units.”

•	Adjusted EBITDA
•	Earnings Per Share
•	Quality of Care
•	Patient Experience

OTHER INFORMATION

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with its charter, our Audit and Compliance Committee conducts a reasonable prior review and oversight of related party transactions required to be disclosed under Item 404 of Regulation S-K and discusses with management the business rationale for and disclosures regarding such transactions. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must receive the approval of the Audit and Compliance Committee.

Stockholders’ Agreement

Upon the consummation of our IPO, we entered into the Stockholders’ Agreement with Hercules Holding and the Investors. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors once the Frist Entities own less than 3% of our outstanding shares of common stock. As of February 26, 2024, the Frist Entities owned approximately 26% of our common stock.

A copy of the Stockholders’ Agreement and the Amendment, dated as of September 21, 2011, thereto have been filed as Exhibit 10.38 to our registration statement on Form S-1 filed on March 9, 2011 and Exhibit 10.2 to our current report on Form 8-K filed on September 21, 2011, respectively.

Registration Rights Agreement

Hercules Holding and the Investors have entered into a registration rights agreement with HCA Healthcare, Inc. Pursuant to this agreement, the Investors who still hold shares of our common stock directly or through Hercules Holding can cause us to register those shares under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. These Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. A copy of this agreement has been filed as Exhibit 4.4 to our current report on Form 8-K filed on November 24, 2010.

Management Stockholder Agreements

Pursuant to a management stockholder’s agreement we entered into with certain members of senior management, following our IPO, certain members of senior management, including certain executive officers, have limited “piggyback” registration rights with respect to certain of their shares of common stock. A copy of this agreement, and related amendments thereto, have been filed as Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007, Exhibit 10.2 to our current report on Form 8-K filed on November 24, 2010 and Exhibit 10.39 to our registration statement on Form S-1 filed on March 9, 2011, respectively.

Other Relationships

Charles Leindecker serves as a Director of Finance of HealthTrust Purchasing Group for the Company. Mr. Leindecker received total compensation in respect of base salary and bonus of approximately $172,000 for his services in 2023. Mr. Leindecker also receives certain other benefits customary to similar positions within the Company. Mr. Leindecker’s brother-in-law, Dr. Michael S. Cuffe, serves as Executive Vice President and Chief Clinical Officer of the Company.

Stephanie H. Skaff serves as an Assistant Vice President of Communications Account Management for the Company. Ms. Skaff earned total compensation in respect of base salary and bonus of approximately $244,000 for her services in 2023. Ms. Skaff also receives certain other benefits, including awards of equity, customary to similar positions within the Company. Ms. Skaff’s brother, Samuel N. Hazen, serves as Chief Executive Officer and Director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 26, 2024 for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the 2023 Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 264,485,460 shares of our common stock, par value $0.01 per share, outstanding as of February 26, 2024. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the vesting of RSUs and exercise of SARs and options that will vest or become exercisable within 60 days of February 26, 2024 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203.

Name of Beneficial Owner	Number of Shares		Percent

Hercules Holding II	68,912,077	(1)	26.1%
The Vanguard Group	16,929,213	(2)	6.4%

BlackRock, Inc.	14,531,079	(3)	5.5%
Erol R. Akdamar	249,229	(4)	*
Meg G. Crofton	5,721	(5)	*
Robert J. Dennis	24,612	(6)	*
Nancy-Ann DeParle	20,146	(7)	*
Jon M. Foster	327,778	(8)	*
Thomas F. Frist III	12,213	(1)(9)	*
William R. Frist	416,600	(1)(10)	*
Samuel N. Hazen	2,058,535	(11)	*
Hugh F. Johnston	2,030	(12)	*
Timothy M. McManus	119,989	(13)	*
Michael W. Michelson	9,387	(14)	*
Wayne J. Riley, M.D.	13,265	(15)	*
William B. Rutherford	441,167	(16)	*
Andrea B. Smith	2,984	(17)	*
All directors and executive officers as a group (28 persons)	4,615,625	(18)	1.7%

*	Less than one percent.

(1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2024. Hercules Holding II holds 68,912,077 shares, or approximately 26%, of our outstanding common stock. Hercules Holding II is held by a private investor group, including affiliates of our founder Dr. Thomas F. Frist, Jr., including Dr. Thomas F. Frist, Jr., Mr. Thomas F. Frist III, who serves as a director, Mr. William R. Frist, who serves as a director, and Ms. Patricia F. Elcan. The principal office address of Hercules Holding II is 3100 West End Ave., Suite 1060, Nashville, TN 37203.

(2)

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. The Schedule 13G/A indicates that as of December 29, 2023, The Vanguard Group was the beneficial owner with sole voting power as to 0 shares, shared voting power as to 261,787 shares, sole dispositive power as to 16,074,218 shares and shared dispositive power as to 854,995 shares. The principal office address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 31, 2024. The Schedule 13G/A indicates that as of December 31, 2023, BlackRock, Inc., as the parent holding company, was the beneficial owner with sole voting power as to 13,181,226 shares, shared voting power as to 0 shares, sole dispositive power as to 14,531,079 shares and shared dispositive power as to 0 shares. The principal office address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)	Includes 128,732 shares issuable upon exercise of SARs.

(5)	Includes 5,721 RSUs issuable upon vesting.

(6)	Includes 20,530 RSUs issuable upon vesting.

(7)	Includes 663 RSUs issuable upon vesting.

(8)	Includes 176,597 shares issuable upon exercise of SARs.

(9)	Includes 12,213 RSUs issuable upon vesting.

(10)	Includes 10,886 RSUs issuable upon vesting.

(11)	Includes 733,375 shares issuable upon exercise of SARs.

(12)	Includes 2,020 RSUs issuable upon vesting.

(13)	Includes 96,562 shares issuable upon exercise of SARs.

(14)	Includes 9,387 RSUs issuable upon vesting.

(15)	Includes 2,446 RSUs issuable upon vesting.

(16)	Includes 259,082 shares issuable upon exercise of SARs

(17)	Includes 1,742 RSUs issuable upon vesting.

(18)	Includes 1,957,398 shares issuable upon exercise of SARs and 65,608 RSUs issuable upon vesting.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit and Compliance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission (SEC). In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence and discussed with it the firm’s independence from the Company and its management. The Audit and Compliance Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.

The Audit and Compliance Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the SEC of our Annual Report on Form 10-K for the year ended December 31, 2023. The Audit and Compliance Committee appointed Ernst & Young LLP as HCA Healthcare’s independent registered public accounting firm, subject to stockholder ratification, for the year ending December 31, 2024.

Hugh F. Johnston, Chair
Michael W. Michelson
Wayne J. Riley, M.D.
Andrea B. Smith

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. The SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

CAUTIONARY INFORMATION

This proxy statement contains certain information and opinions about environmental, social and governance (“ESG”) matters and our priorities, strategies, objectives and progress, which may constitute forward-looking statements, the achievement of which are subject to risks and uncertainties, many of which are outside of our control. We may not achieve, or be perceived to have not achieved, our ESG objectives or certain of our stakeholders might not be satisfied or agree with our efforts, which could result in reputational harm as a result of negative public sentiment, regulatory scrutiny, litigation and reduced investor, employee and stakeholder confidence. Standards for tracking and reporting ESG matters continue to evolve. Our selection of voluntary disclosure frameworks and standards, and the interpretation or application of those frameworks and standards, may change from time to time or differ from those of others. This may result in a lack of consistent or meaningful comparative data from period to period or between us and other companies in the same industry. In addition, our processes and controls may not always comply with evolving standards for identifying, measuring and reporting ESG metrics, including ESG-related disclosures that may be required of public companies by the SEC, and such standards may change over time, which could result in significant revisions to our current objectives, reported progress in achieving such objectives, or ability to achieve such objectives in the future. A delay or inability to meet our objectives and aspirations, comply with international, federal or state ESG laws and regulations, or meet evolving and varied stakeholder expectations and standards could adversely affect public perception of our business, employee morale or patient or shareholder support; necessitate the expenditure of additional corporate resources; result in substantial costs and expenses; give rise to legal or regulatory proceedings against the Company and negatively impact our financial condition and results of operations. We undertake no obligation to revise or update ESG matters or forward-looking statements, whether as a result of new information, future events or otherwise.

Nashville, TN

March 15, 2024

APPENDIX A

HCA Healthcare, Inc.

Adjusted EBITDA Reconciliation

(Dollars in millions)

	2020	2021	2022	2023
Net income attributable to HCA Healthcare, Inc.	$3,754	$6,956	$5,643	$5,242
Losses (gains) on sales of facilities (net of tax) (b)	9	(1,214)	(727)	12
Losses on retirement of debt (net of tax)	227	9	60	—

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	3,990	5,751	4,976	5,254
Depreciation and amortization	2,721	2,853	2,969	3,077
Interest expense	1,584	1,566	1,741	1,938
Provision for income taxes	1,109	1,709	1,527	1,608
Net income attributable to noncontrolling interests (b)	633	765	854	849

Adjusted EBITDA (a)	$10,037	$12,644	$12,067	$12,726

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA is utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

(b)	The 2022 amounts are net of noncontrolling interests related to gains on sales of facilities.

A-1

SCAN TO HCA HEALTHCARE, INC. VIEW MATERIALS & VOTE ATTN: CORPORATE SECRETARY ONE PARK PLAZA NASHVILLE, TN 37203 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 24, 2024 for shares held directly and by 11:59 P.M. ET on April 22, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/HCA2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 24, 2024 for shares held directly and by 11:59 P.M. ET on April 22, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V30435-P04381 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HCA HEALTHCARE, INC. The Board of Directors recommends you vote FOR the following director nominees: 1. Election of Directors Nominees: For Against Abstain 1a. Thomas F. Frist III 1b. Samuel N. Hazen For Against Abstain 1c. Meg G. Crofton 3. Advisory vote to approve named executive officer compensation. 1d. Robert J. Dennis The Board of Directors recommends you vote 1 YEAR 1 Year 2 Years 3 Years Abstain on proposal 4. 1e. Nancy-Ann DeParle 4. Advisory vote to approve the frequency of future advisory votes to approve named executive officer compensation. 1f. William R. Frist The Board of Directors recommends you vote AGAINST proposals For Against Abstain 1g. Hugh F. Johnston 5, 6 and 7. 5. Stockholder proposal, if properly presented at the meeting, 1h. Michael W. Michelson regarding report on risk mitigation regarding state restrictions for emergency abortions. 1i. Wayne J. Riley, M.D. 6. Stockholder proposal, if properly presented at the meeting, regarding report on patient feedback regarding quality of care. 1j. Andrea B. Smith 7. Stockholder proposal, if properly presented at the meeting, regarding report on maternal health outcomes. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain NOTE: In their discretion, the proxies are authorized to vote upon any other 2. To ratify the appointment of Ernst & Young LLP as our business that may properly come before the meeting or any postponement independent registered public accounting firm for the year ending or adjournment thereof. December 31, 2024. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2023 Annual Report are available at www.proxyvote.com. V30436-P04381 HCA HEALTHCARE, INC. Annual Meeting of Stockholders April 25, 2024 2:00 PM, CDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Michael R. McAlevey and John M. Franck II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HCA HEALTHCARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CDT on April 25, 2024, in a virtual meeting format only, via live webcast at www.virtualshareholdermeeting.com/HCA2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side